Exhibit 10.1

Execution Copy

STOCK PURCHASE AGREEMENT

by and among

AKERNA CORP.,

THE NAV PEOPLE, INC.

and

MAtthew dredge,

ian humphries,

JEFF KIEHN

david walker

and

quartermain investment holdings LTD

September 13, 2021

i

	Article IV REPRESENTATIONS AND WARRANTIES OF SELLERS

4.01	Title to Company Shares	28

4.02	Organization and Good Standing	28

4.03	Due Authorization; Enforceability	28

4.04	No Conflicts; Consents	29

4.05	Legal Proceedings	29

4.06	Legal Requirements	29

4.07	No Brokers	29

4.08	Investment Information	29

4.09	Counsel	31

4.10	Tax Advisors	31

4.11	Reliance	31

4.12	Entitlement to Payment	31

	Article V REPRESENTATIONS AND WARRANTIES OF BUYER

5.01	Organization and Good Standing	31

5.02	Due Authorization; Enforceability	31

5.03	No Conflicts; Consents	32

5.04	Capitalization	32

5.05	Subsidiaries	33

5.06	Legal Proceedings	33

5.07	SEC Filings and Financial Statements	34

5.08	Legal Requirements	34

5.09	No Brokers	34

	Article VI COVENANTS

6.01	Conduct of the Business	35

6.02	Access to Books and Records	37

6.03	Efforts to Consummate	37

6.04	Exclusive Dealing	37

6.05	Payoff Letters and Lien Releases	38

6.06	Notification	38

6.07	Confidentiality	38

6.08	Non-Competition and Non-Solicitation.	39

6.09	SBA Matters	40

6.10	Employee Compensation	40

	Article VII CONDITIONS TO CLOSING

7.01	Conditions to Buyer’s Obligations	40

7.02	Conditions to Sellers’ and the Company’s Obligations	41

	Article VIII INDEMNIFICATION

8.01	Survival	42

8.02	Indemnification	43

8.03	Limitations	44

8.04	Claim Procedures	45

8.05	Determination of Amount	45

8.06	Third Party Claims	45

8.07	Tax Treatment of Indemnification Claims	46

8.08	Escrow Release	46

8.09	Knowledge	47

	Article IX TERMINATION

9.01	Termination	47

9.02	Effect of Termination	47

	Article X ADDITIONAL COVENANTS

10.01	Disclosure Schedules	48

10.02	Tax Matters	48

	Article XI DEFINITIONS

11.01	Definitions	50

11.02	Other Definitional Provisions	61

	Article XII SELLER REPRESENTATIVE

12.01	Appointment and Powers	61

12.02	Compensation	61

12.03	Limitations of Liability; Indemnification	62

12.04	Successors	62

12.05	Reliance	62

	Article XIII MISCELLANEOUS

13.01	Press Releases and Public Announcements	63

13.02	Transfer Taxes	63

13.03	Expenses	63

13.04	Notices	63

13.05	Succession and Assignment	64

13.06	Severability	64

13.07	References	64

13.08	Construction	64

13.09	Amendment and Waiver	65

13.10	Entire Agreement	65

13.11	Parties in Interest	65

13.12	Dispute Resolution	65

13.13	Delivery by Facsimile or Email	65

13.14	Counterparts	65

13.15	Governing Law	66

13.16	Jurisdiction	66

13.17	Remedies Cumulative	66

13.18	Specific Performance	66

INDEX OF EXHIBITS AND SCHEDULES

Exhibit A	–	Excluded Customer List

Exhibit B	–	Recurring Revenue Schedule

Exhibit C	–	Accredited Investor Questionnaire

Exhibit D	–	Listed Employees

Exhibit E	–	Lock-Up Agreement

Exhibit F	–	Pro Rata Share

Exhibit G	–	Recurring Revenue Line Items

Exhibit H	–	Registration Rights Agreement

v

GLOSSARY OF DEFINED TERMS

The location of the definition of each capitalized term used in this Agreement and not defined in Section 11.01 is set forth in this Glossary:

AAA	65
Acquisition Proposal	37
Act	30
Agreement	1
Basket Amount	44
Bribery Act	26
Business	1
Buyer	1
Buyer Common Stock	1
Buyer Disclosure Schedule	31
Buyer SEC Reports	34
Buyer’s Representatives	36
Cap	44
Cash Consideration	1
Cash Escrow Amount	6
Claim Notice	44
Closing	2
Closing Date	2
Company	1
Company Disclosure Schedule	9
Company Financial Statements	10
Company Registered Intellectual Property	17
Company Shares	1
Competing Business	39
Disputed Amounts	8
Earnout Buyer Price	4
Earnout Issuance Date	4
Earnout Period	52
Earnout Share Deadline	4
Earnout Shares	4
Earnout Statement	4
ERP Recurring Revenue	4
Estimated Closing Consideration	7
Estimated Closing Statement	6
Estimated Closing Working Capital	7
Expiration Date	41
Export Approvals	27
FCPA	26
Final Closing Consideration	7
Final Closing Statement	7
Indemnified Party	43
Indemnifying Party	43
Independent Accountant	8
Interim Balance Sheet	11
Interim Balance Sheet Date	11
Interim Company Financial Statements	11
Leased Real Property	12

Litigation Conditions	45
Material Contract	15
Material Customer	24
Material Permits	22
Material Supplier	24
Outside Date	47
Parties	1
Party	1
Payoff Amount	38
Payoff Letter	38
Permit	22
Post-Closing Adjustment	7
Property Taxes	48
Purchase Price	1
Resolution Period	8
Restricted Period	39
Restricted Service Provider	39
Review Period	7
Rule 144	30
Scheduled Company Intellectual Property	17
SEC Filings	29
Seller Disclosure Schedule	28
Sellers	1
Statement of Objections	7
Stock Consideration	1
Stock Escrow Amount	6
Stockholders Agreement	10
Subsidiary	9
Working Capital Holdback	6

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of September 13, 2021, is made by and among Akerna Corp., a Delaware corporation (“Buyer”), The Nav People, Inc., a Delaware corporation d/b/a “365 Cannabis”) (the “Company”), and Matthew Dredge, Ian Humphries, Jeff Kiehn, David Walker and Quartermain Investment Holdings Ltd (collectively, the “Sellers”), and Jeff Kiehn as the Seller Representative (as defined below). Buyer, Sellers, the Seller Representative, and the Company will each be referred to herein from time to time as a “Party” and, collectively, as the “Parties.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Article XIII below.

WHEREAS, Sellers in aggregate own all of the issued and outstanding capital stock of the Company (the “Company Shares”);

WHEREAS, the Company provides enterprise resource planning software solutions for the cannabis industry (the “Business”); and

WHEREAS, in accordance with this Agreement, Buyer wishes to purchase, and Sellers wish to sell and transfer to the Buyer, the Company Shares in exchange for the Purchase Price (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I
PURCHASE AND SALE

1.01 Purchase Price. In accordance with this Agreement, at the Closing Buyer shall purchase from Sellers, and Sellers shall sell to Buyer, all of the Company Shares, free and clear of all Encumbrances, for an aggregate purchase price equal to $17,000,000 (the “Purchase Price, subject to adjustment pursuant to Section 2.05, payable in (a) at least $4,000,000 of cash (the “Cash Consideration”) and (b) such number of fully paid and nonassessable shares of Buyer’s common stock, par value $0.0001 per share (“Buyer Common Stock”), equal to $17,000,000 less the Cash Consideration, based on the Buyer Price as of the date hereof (the “Stock Consideration”), less the adjustments specified in Section 2.05, plus the Earnout Shares, if any.

1.02 Withholding. Notwithstanding any provision contained herein to the contrary, Buyer will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Tax Law; provided, however, that if the Buyer believes that withholding is required with respect to any amounts payable under this Agreement (other than with respect to payments in the nature of compensation to be made to employees or former employees or for failure to deliver a completed and executed Form W-9 or Form W-8 pursuant to Section 2.02(a)(iii)), the Buyer shall provide the Sellers with notice of the intention to withhold reasonably in advance of such withholding and the opportunity for Sellers to provide any statement, form or other documentation that would eliminate the requirement to withhold. If Buyer so withholds amounts, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article II

THE CLOSING

2.01 The Closing. The closing (the “Closing”) shall occur by electronic exchange of documents no later than three (3) Business Days after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions as of the Closing), or at such other time and date as agreed to in writing by the Parties hereto. The date on which the Closing occurs is called the “Closing Date.”

2.02 Effective Time; Closing Transactions.

(a) At the Closing, each Seller and the Company shall deliver the following agreements and documents to Buyer:

(i) a certificate of the Secretary of the Company, dated as of the Closing Date and in form and substance reasonably satisfactory to Buyer, certifying and attaching: (A) the Governing Documents of the Company, (B) the resolutions adopted by the Board of Directors of the Company to authorize and adopt this Agreement and the other transactions contemplated hereby, and (C) the incumbency and signatures of the officers of the Company executing this Agreement and the other agreements, instruments and other documents executed by or on behalf of the Company pursuant to this Agreement or otherwise in connection with the transactions contemplated hereby;

(ii) written resignations of each officer and director of the Company, effective as of Closing, in form and substance satisfactory to Buyer;

(iii) a completed Form W-9 or Form W-8, as applicable, duly executed by each Seller as applicable;

(iv) the certificate or certificates representing all of the Company Shares, accompanied by a stock power in form and substance reasonably satisfactory to Buyer, duly executed in blank by each Seller;

(v) a copy of the Escrow Agreement, duly executed by Seller Representative;

(vi) a copy of the Lock-Up Agreement, duly executed by each Seller;

(vii) a Lock-Up Agreement duly executed by each lender executing a Payoff Letter;

(viii) copies of the Payoff Letters, duly executed by each of the lenders of the Indebtedness;

(ix) a copy of the Accredited Investor Questionnaire, duly executed by each Seller and each lender executing a Payoff Letter who is receiving Buyer Common Stock;

(x) a written termination of Jeff Kiehn’s employment agreement with the Company, duly executed by each of Jeff Kiehn and the Company, in form and substance reasonably satisfactory to Buyer (the “Kiehn Employment Agreement Termination”);

(xi) a funds flow memorandum (the “Funds Flow Memo”) describing in reasonable detail (including names, amounts, and account numbers) the adjustments to, and recipients of, any portion of Purchase Price as provided in Section 2.05;

(xii) an intellectual property assignment duly executed by each of Jeff Kiehn, Ian Humphries, and Mark Fulcher, substantially in the form as the Parties reasonably agree before the Closing;

(xiii) a copy of the employment offer letter from Buyer to Jeff Kiehn in the form as reasonably agreed between the Parties, duly executed by Jeff Kiehn;

(xiv) any documents or other deliveries of each Seller, as applicable, and the Company set forth in Article VII; and

(xv) such other instruments and documents as Buyer may reasonably request for the purpose of effectuating or evidencing the transactions contemplated by this Agreement.

(b) At the Closing, Buyer shall deliver the following agreements and documents to Sellers:

(i) a copy of the Escrow Agreement, duly executed by Buyer;

(ii) a copy of the Lock-Up Agreement, duly executed by Buyer;

(iii) a copy of the Registration Rights Agreement, duly executed by Buyer;

(iv) a copy of the employment offer letter from Buyer to Jeff Kiehn in the form as reasonably agreed between the Parties, duly executed by Buyer;

(v) a certificate of the Secretary of Buyer, dated as of the Closing Date and in form and substance reasonably satisfactory to Sellers, certifying and attaching: (A) the Governing Documents of Buyer, (B) the resolutions adopted by the Board of Directors of Buyer to authorize and adopt this Agreement and the other transactions contemplated hereby, and (C) the incumbency and signatures of the officers of Buyer executing this Agreement and the other agreements, instruments and other documents executed by or on behalf of Buyer pursuant to this Agreement or otherwise in connection with the transactions contemplated hereby; and

(vi) any documents or other deliveries of Buyer set forth in Article VII.

2.03 Share Issuance and Cash Payment. At Closing, Buyer shall (i) issue to each Seller a share certificate representing the number of shares of Buyer Common Stock sufficient to deliver such Seller’s Pro Rata Share of the Stock Consideration to such Seller, and, as promptly as practicable, credit in the stock ledger and other appropriate books and records of Buyer the number of shares of Buyer issued to such Seller in respect of such Seller’s Pro Rata Share of the Stock Consideration; and (ii) deliver to each Seller such Seller’s Pro Rata Share of the Cash Consideration, as adjusted in accordance with this Agreement. Each Seller agrees and acknowledges that the Purchase Price as adjusted in accordance with this Agreement is sufficient consideration for such Seller’s sale of the Company Shares and that (x) neither adjustment to the Purchase Price in accordance with this Agreement or (y) nor any non-payment of any Earnout Shares (if not earned in accordance with Section 2.04) will affect the validity or enforceability of the sale of the Company Shares to Buyer.

2.04 Earnout Shares and Payments.

(a) In addition to the Purchase Price payable pursuant to Section 1.01, Buyer shall be required to make an additional payment to Sellers as provided in this Section 2.04 (such additional payment, the “Earnout Payment”). Buyer in its sole discretion may elect to pay the Earnout Payment in cash, in additional shares of Buyer Common Stock (such shares, the “Earnout Shares”), or a combination thereof. If Buyer elects to pay any portion of the Earnout Payment by issuing Earnout Shares, and Buyer in its sole discretion determines that such issuance would require Buyer stockholder approval in accordance with applicable securities laws and/or the rules and regulations of Nasdaq, and if such stockholder approval has not already been obtained then Buyer will condition such issuance upon obtaining Buyer stockholder approval in accordance with applicable securities laws and the rules and regulations of the Nasdaq prior to such issuance. In no event will this Agreement be interpreted by either party as obligating Buyer to issue any Earnout Shares in violation of applicable securities laws or the rules and regulations of the Nasdaq requiring stockholder approval of certain issuances of equity securities and Buyer will not issue any Earnout Shares prior to such stockholder approval, if required. If such approval is not obtained within 90 days after the determination of the Earnout Amount or Buyer otherwise, in its sole discretion, determines not to seek stockholder approval, Buyer will be deemed to have elected to make the Earnout Payment in cash and there will be no additional amounts or penalties due and payable by Buyer in connection with the Earnout Payment as a result of Buyer’s stockholders not approving the issuance of the Earnout Shares.

(b) If an Earnout Payment is due and payable under this this Section 2.04, then (i) to the extent that Buyer elects to pay such Earnout Payment in cash, Buyer shall pay to each Seller such Seller’s Pro Rata Share of such cash payment, and (ii) to the extent that Buyer elects to pay such Earnout Payment in Earnout Shares, Buyer shall issue to each Seller such Seller’s Pro Rata Share of a number of Earnout Shares, valued at the Earnout Buyer Price (as defined below).

(c) “Earnout Payment” means an amount equal to (a) 3.0 multiplied by the Recurring Revenue generated during the Earnout Period from (i) sales of the Company Product (less any Excluded Revenue) and (ii) sales of the Viridian Product to any customers other than the customers listed on Exhibit A (such customers listed on Exhibit A, the “Excluded Customers”), each as determined by Buyer (clauses (i) and (ii) in aggregate, the “ERP Recurring Revenue”) minus (b) the Purchase Price. In no event will the aggregate Earnout Payment exceed $8,000,000 in aggregate.

(d) The “Earnout Buyer Price” means the volume weighted average closing trading price of the Buyer Common Stock on Nasdaq for the twenty (20) days prior to the end of the Earnout Period, which amount, following such issuance, shall be appropriately adjusted to proportionately reflect any split, combination, stock dividend or other stock distribution of the Buyer Common Stock.

(e) Within 45 days following the completion of the Earnout Period, Buyer shall provide Seller Representative with a statement setting forth the ERP Recurring Revenue during the Earnout Period (the “Earnout Statement”). The procedures for review of the Earnout Statement and the resolution of any disputes arising therefrom shall be those set forth in Section 2.05(d), mutatis mutandis.

(f) Any Earnout Shares that Buyer is required to issue pursuant to Section 2.04(a) shall be issued to Sellers no later than sixty (60) days following the one year anniversary of the Closing Date (such sixty (60) days following the one year anniversary of the Closing Date, the “Earnout Share Deadline”); provided that, on or before such Earnout Share Deadline, Buyer has determined that the applicable conditions precedent set forth in this Section 2.04 have been satisfied (such date, the “Earnout Issuance Date”).

(g) The Earnout Shares, if and when issued in accordance with this Section 2.04, will be subject to the Registration Rights Agreement.

(h) The Parties understand and agree that (A) the contingent rights to receive any Earnout Shares (if any) pursuant to this Section 2.04 shall not be represented by any form of certificate or other instrument, are not transferable, except as specifically provided herein, and do not constitute an equity or ownership interest in Buyer or any of its Subsidiaries; (B) Sellers shall not have any rights as a securityholder of Buyer in respect of their contingent right to receive any Earnout Shares hereunder unless and until such Earnout Shares have been earned and issued; and (C) no interest is payable with respect to any Earnout Shares or cash payment pursuant to this Section 2.04. Each Seller acknowledges and agrees that (i) the payments set forth in this Section 2.04 are speculative and not guaranteed and subject to numerous factors outside the control of the Parties; (ii) none of Buyer, the Company nor any of their respective Affiliates or Representatives has promised or projected, and Sellers have not relied on any statements regarding, any payments under this Section 2.04 or any projections for any period following the Closing; (iii) other than the express covenants and agreements contained in this Agreement, none of Buyer, the Company nor any of their respective Affiliates or Representatives owe any fiduciary duties or any other duties (express or implied) to maximize revenue during the Earnout Period; and (iv) the Parties solely intend the express provisions of this Agreement to govern their contractual relationship.

(i) If, after the Closing and prior to the end of the Earnout Period, (A)(1) any Key Employee (other than Jeff Kiehn) is terminated without cause such that such Key Employee ceases to be an employee of the Company or (2) Jeff Kiehn is terminated without cause such that Jeff Kiehn ceases to be an employee of Buyer (the effective date of any such termination being a “Without Cause Termination Date”) and (B) as of the Without Cause Termination Date, the cumulative ERP Recurring Revenue for the calendar month preceding the month in which the Without Cause Termination Date occurs, as reasonably determined by Buyer, is equal to or greater than the cumulative ERP Recurring Revenue for the calendar month set forth on Exhibit B attached hereto (the “Recurring Revenue Schedule”), then the Sellers shall be entitled to receive a payment equal to $8,000,000. The Partial Earnout Termination Payment, if triggered in accordance with this Section 2.04(i), will not be due or payable until the Earnout Share Deadline and will be calculated in accordance with, and otherwise subject to, Section 2.04(a) through (g), mutatis mutandis. For avoidance of doubt:

(i) the Partial Earnout Termination Payment will not be due or triggered if, as of the Without Cause Termination Date, the Company’s cumulative ERP Recurring Revenue for the calendar month preceding the calendar month in which the Without Cause Termination Date occurs, as reasonably determined by Buyer, is less than the cumulative ERP Recurring Revenue for the calendar month set forth on the Recurring Revenue Schedule;

(ii) if the Buyer’s obligation to pay the Partial Earnout Termination Payment is not triggered in accordance with Section 2.04(i), but as of the end of the Earnout Period the Company has nonetheless achieved ERP Recurring Revenue sufficient to trigger the Earnout Payment in accordance with Section 2.04(c), the Sellers will be entitled to the Earnout Payment in accordance with Section 2.04(a) through (g);

(iii)   if the Buyer’s obligation to pay the Partial Earnout Termination Payment is triggered in accordance with Section 2.04(i), the Sellers will remain eligible to receive the remainder of the Earnout Payment in accordance with Section 2.04(a) through (g) (the “Remainder Earnout Payment”) provided, however, that (1) the amount of any such Remainder Earnout Payment will be reduced by the Partial Earnout Termination Payment due and payable; and (2) in no event will the sum of such Remainder Earnout Payment and the Partial Earnout Termination Payment exceed $8,000,000; and

(iv) the provisions of this Section 2.04(i) will not be triggered if a Key Employee terminates another Key Employee (unless such termination is at the direction of Buyer).

(j) If, following the Closing and prior to the end of the Earnout Period, (A) a Triggering Change of Control occurs, and (B) the Company subsequently triggers the Earnout Payment in accordance with this Section 2.04, then any Earnout Payment will be owed exclusively in cash (not Earnout Shares or any other securities) and otherwise in accordance with Section 2.04(a) through (g), mutatis mutandis.

(k) Under no circumstances will the Earnout Payment, the Partial Earnout Termination Payment, or the Remainder Earnout Payment (individually or the sums of any or all of the foregoing) exceed $8,000,000 in total.

2.05 Purchase Price Adjustments.

(a) Purchase Price Adjustments. At the Closing, the Closing Consideration will be calculated by adjusting the Purchase Price in the following manner:

(i) either (A) increased by the amount, if any, by which the Estimated Closing Working Capital (as determined in accordance with Section 2.05(b)) is greater than the Target Working Capital, or (B) decreased by the amount, if any, by which the Estimated Closing Working Capital is less than the Target Working Capital;

(ii) decreased by 10% of the Cash Consideration (the “Cash Escrow Amount”);

(iii)   decreased by a number of shares of Buyer Common Stock equal to 10% of the Stock Consideration, valued at the Buyer Price, which Buyer shall deposit with the Escrow Agent pursuant to the Escrow Agreement (the “Stock Escrow Amount”);

(iv) decreased by the amount of cash and/or Buyer Common Stock paid and/or issued pursuant to the Payoff Letters;

(v) decreased by the outstanding Indebtedness of the Company as of immediately before the Closing, to the extent such Indebtedness has not been repaid by a Payoff Letter pursuant to Section 2.05(a)(iv);

(vi) decreased by the Working Capital Holdback Amount, which shall be held back by Buyer to satisfy Sellers’ obligations pursuant to Section 2.05(c) (the “Working Capital Holdback”);

(vii) increased by the amount of Cash and Cash Equivalents of the Company as of immediately before the Closing;

(viii) decreased by the amount of any Listed Employee Compensation Increases; and

(ix) decreased by the Transaction Expenses.

(b) At least two (2) Business Days before the Closing, Seller Representative shall prepare and deliver to Buyer a statement, together with supporting details (the “Estimated Closing Statement”), setting forth Seller Representative’s good faith estimate of the balance sheet of the Company and the Subsidiary on a consolidated basis as of immediately prior to the Closing (without giving effect to the transactions contemplated hereby) and, based thereon, Seller Representative’s good faith estimate of the Closing Consideration and each component thereof, including Closing Working Capital (the “Estimated Closing Working Capital”), Indebtedness, Cash and Cash Equivalents, outstanding Taxes and Transaction Expenses, together with a certificate of Seller Representative that the Estimated Closing Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Company Financial Statements for the most recent fiscal year end as if such Estimated Closing Statement were being prepared as of a fiscal year end.

(c) Adjustments to Purchase Price.

(i) Within 90 days after the Closing Date, Buyer shall prepare and deliver to Seller Representative a statement, together with supporting details (the “Final Closing Statement”), prepared in accordance with GAAP and setting forth Buyer’s good faith calculation of the balance sheet of the Company and the Subsidiary on a consolidated basis as of as of immediately prior to the Closing (without giving effect to the transactions contemplated hereby) and, based thereon, (A) Buyer’s calculation of the Closing Consideration and each component thereof, including Closing Working Capital, Indebtedness, Cash and Cash Equivalents, outstanding Taxes and Transaction Expenses and (B) the resulting adjustments, if any, required to be made to the Closing Consideration pursuant to Section 2.05(c)(ii).

(ii) If the Closing Consideration, as finally determined pursuant to this Section 2.05 (the “Final Closing Consideration”), is greater than or less than the Closing Consideration reflected in the Estimated Closing Statement (the “Estimated Closing Consideration”), there shall be an adjustment to the Closing Consideration (the “Post-Closing Adjustment”). The Post-Closing Adjustment shall be an amount equal to the Final Closing Consideration minus the Estimated Closing Consideration. In accordance with Section 2.05(d)(vi), if the Post-Closing Adjustment is a positive number, Buyer shall pay to each Seller in cash such Seller’s Pro Rata Share of the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, Buyer shall first recover from the Working Capital Holdback an amount equal to the Post-Closing Adjustment, and if (i) the Post-Closing Adjustment exceeds the Working Capital Holdback, Buyer shall recover such excess from the Sellers in cash on a joint and several basis or (ii) the Post-Closing Adjustment is less than the Working Capital Holdback, Buyer shall release the remaining amount of the Working Capital Holdback to Sellers based on their respective Pro Rata Shares. If the Post-Closing Adjustment is zero, no payment shall be made.

(d) Examination and Review for Working Capital.

(i) Examination. After receipt of the Final Closing Statement, Seller Representative shall have 45 days (the “Review Period”) to review the Final Closing Statement. During the Review Period, Seller Representative shall have full access to the books and records of the Company, to the employees and advisors of the Company, and work papers prepared by Buyer, to the extent that they relate to the Final Closing Statement and Buyer’s calculations set forth therein and to such historical financial information (to the extent in Buyer’s possession) relating to the Final Closing Statement as Seller Representative may reasonably request for the purpose of reviewing the Final Closing Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be during normal working business hours and in a manner that does not interfere with the normal business operations of Buyer or the Company.

(ii) Objection. On or prior to the last day of the Review Period, Seller Representative may object to the Final Closing Statement by delivering to Buyer a written statement setting forth Seller Representative’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller Representative’s disagreement therewith (the “Statement of Objections”). If Seller Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital and the Post-Closing Adjustment, as the case may be, reflected in the Final Closing Statement shall be deemed to have been accepted by Seller Representative as of the last day of the Review Period. If Seller Representative delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller Representative shall negotiate in good faith to resolve such objections within 30 days (or such longer period as they may mutually agree) after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved by written agreement of Buyer and Seller Representative within the Resolution Period, the Post-Closing Adjustment and the Final Closing Statement with such changes (if any) as agreed to in writing by Buyer and Seller Representative shall be final and binding.

(iii) Resolution of Disputes. If Seller Representative and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to the office of a nationally or regionally recognized firm of independent certified public accountants that Buyer and Seller Representative shall appoint by mutual agreement; provided that if Buyer and Seller Representative are unable to mutually agree upon an independent certified public accounting firm within ten (10) days after the date any party asserts in writing that there are any Disputed Amounts hereunder, Buyer and Seller Representative shall each select an independent certified public accounting firm within five (5) days thereafter and the two (2) independent certified public accounting firms shall mutually agree upon a nationally or regionally recognized independent certified public accounting firm within ten (10) days after being selected (the final independent public accounting firm (the “Independent Accountant”) who, acting as an expert and not an arbitrator, shall resolve the Disputed Amounts only and make adjustments (if any) to the Post-Closing Adjustment, and the Final Closing Statement. The Parties agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the Parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Final Closing Statement and the Statement of Objections, respectively. Buyer and Seller Representative shall each furnish to the Independent Accountant such work papers and other documents and information relating to the disputed issues, and shall provide interviews and answer questions, as such Independent Accountant may reasonably request.

(iv) Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Sellers, jointly and severally on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Sellers or Buyer, respectively, bears to the aggregate amount actually contested by Seller Representative and Buyer. For clarity, if Seller Representative’s Disputed Amount is $100,000 and the Independent Accountant awards Sellers $30,000, Sellers shall pay 70% of the fees of the Independent Accountant.

(v) Determination by Independent Accountant. The Independent Accountant shall make a written determination with respect to each Disputed Item, which shall include an explanation in writing for the Independent Accountant’s reasons for the determinations set forth therein, as soon as practicable within 30 days (or such other time as the Parties shall agree in writing) after its engagement, and the Independent Accountant’s resolution of the Disputed Amounts and adjustments (if any) to the Final Closing Statement and/or the Post-Closing Adjustment (using GAAP) shall be conclusive and binding upon the Parties.

(vi) Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall (A) be due (x) if there are not Disputed Amounts, within ten (10) Business Days after acceptance of the Final Closing Statement or (y) if there are Disputed Amounts, then within ten (10) Business Days after the resolution described in clause (v) above; and (B) (1) if a payment is required to be made to Buyer, then Buyer will be entitled to receive out of the Escrow Amount, the amount of Buyer Common Stock equal to such payment, or if the amount of such payment due to Buyer exceeds the Escrow Amount, from Sellers directly by wire transfer of immediately available funds to such account as is directed by Buyer, and (2) if a payment is required to be made Sellers, Buyer shall pay such amount to Sellers by wire transfer of immediately available funds to such account as is directed by Seller Representative.

(e) Adjustments for Tax Purposes. Any payments made pursuant to Section 2.04 or this Section 2.05 will be treated as an adjustment to the Purchase Price by the Parties for Tax purposes to the extent not required to be treated as interest under Section 1274 or 483 of the Code or, unless otherwise required by Law.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Buyer as follows in this Article III, except as disclosed in a document of even date herewith and delivered by the Company to Buyer on the date hereof referring to the representations and warranties of the Company in this Agreement (the “Company Disclosure Schedule”).

3.01 Organization and Good Standing; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the Province of British Columbia. Each of the Company and the Subsidiary has all requisite corporate power and authority to own, lease and operate the properties and assets it owns, leases and operates and to carry on its Business as such Business is conducted. Each of the Company and the Subsidiary is qualified to do business as a foreign entity in each jurisdiction in which its ownership of property or the conduct of Business as now conducted requires it to qualify, except where failure to be so duly qualified would not reasonably be expected to have a Material Adverse Effect. Each of the Company and the Subsidiary has made available to Buyer an accurate and complete copy of each Governing Document of the Company and of the Subsidiary, in each case, as in effect as of the date of this Agreement. Such Governing Documents are in full force and effect. Neither the Company nor the Subsidiary has been dissolved or wound up and there are no reasons that would justify an administrative cancellation of the Company or the Subsidiary. Other than Dynamics 365 People Software and Services Ltd. (the “Subsidiary”), the Company has no subsidiaries and the Company does not own any securities of any other Person. The Subsidiary has no subsidiaries and the Subsidiary does not own any securities of any other Person.

3.02 Due Authorization; Enforceability.

(a) The Company has the full requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, and to perform its obligations under this Agreement and the other Transaction Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is a party (or will be a party at the Closing) and the consummation of the transactions contemplated hereby and thereby have been (or will be prior to the Closing) duly and validly authorized by all required organizational action on behalf of the Company and, if applicable, the Subsidiary.

(b) This Agreement and each of the other Transaction Documents to which the Company is a party (or will be a party at the Closing) constitutes (or will constitute) the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Legal Requirements relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).

3.03 No Conflicts; Required Filings and Consents.

(a) Except as set forth in Schedule 3.03, the execution and delivery of this Agreement by the Company and the execution and delivery of the other Transaction Documents to which the Company is a party does not and will not, and the performance and compliance with the terms and conditions hereof and thereof by the Company and the consummation of the transactions contemplated hereby and thereby by the Company will not (with or without notice or passage of time, or both) conflict with, result in any breach of, constitute a default under or an event creating rights of acceleration, termination or cancellation or loss of right under, result in a violation of, result in the creation of any Encumbrance under any assets of the Company or the Subsidiary under: (i) the Governing Documents of the Company or the Subsidiary; (ii) any Law or Order applicable to the Company or the Subsidiary or by which any property or asset of the Company or the Subsidiary is bound or affected; or (iii) any Material Contract.

(b) Except as set forth in Schedule 3.03 and except (i) for the federal securities Laws and any U.S. state securities or “blue sky” laws and (ii) as would not reasonably be expected to adversely affect the Company or the Subsidiary in any material respect, neither the Company nor the Subsidiary is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby and no consent, approval or authorization of any Governmental Entity or any other party or Person is required to be obtained by the Company or the Subsidiary in connection with the Company’s execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

3.04 Title to Shares; Capitalization. The authorized and outstanding equity interests of each of the Company and the Subsidiary are each as set forth in Schedule 3.04. The Company Shares represent all of the issued and outstanding equity interests of the Company and the Sellers in aggregate are the only owners of the Company. The Company Shares and the shares of the Subsidiary each were duly and validly issued and are fully paid and non-assessable. The Sellers in aggregate own all of the issued and outstanding equity interests of the Company, free and clear of all Encumbrances. The Company solely owns all of the issued and outstanding equity interests of the Subsidiary, free and clear of all Encumbrances. Except as set forth in Schedule 3.04, there are no outstanding, issued or authorized obligations, options, warrants, convertible securities, stock appreciation rights, profit interests, capital stock or other rights, agreements, arrangements or commitments of any kind relating to the equity interests of the Company or the Subsidiary or obligating the Company or the Subsidiary to issue or sell any equity interests, shares of capital stock of, or any other interest in, the Company or the Subsidiary. There are no outstanding contractual obligations of the Company or the Subsidiary to repurchase, redeem or otherwise acquire any equity interests of the Company or the Subsidiary or to provide funds to, or make any investment in, any other Person. Except as set forth in the Stockholders Agreement of the Company dated as of June 13, 2018 (the “Stockholders Agreement”), there are no agreements or understandings in effect with respect to the voting or transfer of any of the equity interests of the Company or the Subsidiary.

3.05 Financial Statements and Other Financial Matters; No Undisclosed Liabilities.

(a) Set forth in Schedule 3.05(a) are the following financial statements (collectively, the “Company Financial Statements”):

(i) the consolidated balance sheet of the Company and the Subsidiary on a consolidated basis as of June 30, 2021 (such balance sheet, the “Interim Balance Sheet” and such date, the “Interim Balance Sheet Date”), and the related consolidated income statements for the six-month period then ended (the “Interim Company Financial Statements”); and

(ii) consolidated balance sheets of the Company and the Subsidiary on a consolidated basis of December 31, 2020, December 31, 2019 and December 31, 2018 and the related consolidated statements of operations and comprehensive income (loss) and cash flows for the years ended December 31, 2020, December 31, 2019 and December 31, 2018.

(b) The Company Financial Statements have been prepared on a consistent basis with the Company’s past practices in accordance with GAAP applied on a consistent basis throughout the period involved, and fairly present in all material respects the financial condition and results of operations and cash flows of the Company at the respective dates and for the respective periods described above, except as set forth on Schedule 3.05(b) and in the case of the Interim Company Financial Statements, subject to the absence of explanatory footnote disclosures and year-end adjustments required by GAAP, none of which are material. Since December 31, 2020, the Company has not changed its accounting policies, principles, methods or practices in any material respect, and all of such policies, principles, methods and practices are in accordance with GAAP.

(c) There are no debts, obligations or liabilities (whether accrued, absolute, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, contingent or otherwise), other than any such debts, obligations or liabilities (i) incurred in the Ordinary Course of Business since the Interim Balance Sheet Date (none of which results from or arises out of any material breach of or material default under any contract, material breach of warranty, tort, material infringement or material violation of law), (ii) reflected or reserved against on the Interim Company Financial Statements or (iii) that would not, individually or in the aggregate, exceed $25,000.

(d) Except as set forth in Schedule 3.05(d), the Company has no Indebtedness outstanding as of the date hereof. The Subsidiary has no Indebtedness outstanding as of the date hereof.

(e) The Company maintains internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(f) Except as set forth in Schedule 3.05(f), all of the accounts receivable of each of the Company and the Subsidiary (i) represent legal, valid and binding obligations that arose in bona fide transactions from products sold or services rendered by the Company or the Subsidiary in the Ordinary Course of Business, (ii) are not the subject of any Legal Proceedings and (iii) are fully collectible within 90 days. To the Knowledge of the Company, there are no contests, claims, counterclaims, rights of set off or other defenses with respect to any of the accounts receivable of each of the Company and the Subsidiary.

3.06 Absence of Certain Changes. During the period from the Interim Balance Sheet Date to the date hereof, except as set forth in Schedule 3.06, the Company has conducted its Business in the Ordinary Course of Business and: (a) there has not been a Material Adverse Effect; (b) neither the Company nor the Subsidiary has taken any action that would have been prohibited or otherwise restricted under Section 6.01 hereof, had such action been taken during the pre-Closing period; and (c) neither the Company nor the Subsidiary has agreed or committed, whether orally or in writing, to do any of the foregoing.

3.07 Real Property.

(a) Neither the Company nor the Subsidiary owns any real property.

(b) Schedule 3.07(b) is a true, correct and complete list of all real property in which the Company or the Subsidiary owns a leasehold or subleasehold interest or holds a valid right to occupy or use any real property (the “Leased Real Property”) and a complete and correct list of the Real Property Leases applicable thereto. A true, correct and complete copy of each of the Real Property Leases, has been delivered or made available to Buyer and none of the Real Property Leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to Buyer. The rights in and to the leasehold or subleasehold interests in or valid rights to use the Leased Real Property of the Company or the Subsidiary is free and clear of any Encumbrances, except for Permitted Liens. Each of the Real Property Leases is in full force and effect and the Company holds valid and existing leasehold or subleasehold interests thereunder for the term thereof. Neither the Company nor the Subsidiary has previously assigned its interest or pledged or granted any other security interest in any of the Real Property Leases. No event or circumstance has occurred or exists which, if not remedied, would, either with or without notice or the passage of time or both, constitute a material breach or default by the Company or the Subsidiary, or permit the termination, modification or acceleration of rent under, any Real Property Lease.

(c) The Leased Real Property constitutes all of the material real property used in the conduct of the Business as conducted by the Company and the Subsidiary. There are no leases, subleases, leases, occupancy agreements or other agreements, (other than the Real Property Leases) granting to any Person the right of use or occupancy of any Leased Real Property. True and complete copies of the most recent title policies or commitments (and underlying documents), surveys, appraisals, zoning reports, SNDAs and estoppels with respect to the Leased Real Property in the Company’s or the Subsidiary’s possession have been made available to Buyer.

(d) With respect to each parcel of Leased Real Property:

(i) except as would not be material to the Company or the Subsidiary, to the Knowledge of the Company, none of the buildings, structures, improvements or appurtenances thereon are located outside of the boundary lines of such land, contravenes any setback requirement, zoning ordinance or other administrative regulation (whether or not permitted because of prior non-conforming use), encroaches on any easement which may burden the land or violates any restrictive covenant or any provision of any Legal Requirement;

(ii) to the Knowledge of the Company, there are no pending or threatened condemnation proceedings, lawsuits or administrative actions relating thereto, or other matters materially and adversely affecting the use, occupancy, or value thereof; and

(iii)   such parcel has access, sufficient for the conduct of the Business as conducted by the Company, to public roads and to all utilities used in the operation of the Business at that location.

3.08 Tax Matters. Except as set forth in Schedule 3.08:

(a) all Taxes (whether or not shown on any Tax Return) for which the Company or the Subsidiary may be liable have been timely paid;

(b) all Tax Returns required to have been filed by or with respect to the Company or the Subsidiary have been timely filed, and all such Tax Returns are complete and accurate and disclose all Taxes required to be paid by or with respect to the Company or the Subsidiary for the periods covered thereby;

(c) no extension of time within which to file any Tax Return required to have been filed by or with respect to the Company or the Subsidiary is in effect;

(d) no waiver of any statute of limitations relating to Taxes for which the Company or the Subsidiary may be liable is in effect, and no written request for such a waiver is outstanding;

(e) Schedule 3.08(e) sets forth a schedule of the Tax Returns referred to in Section 3.08(b) with respect to which neither the appropriate Governmental Entity has completed its examination (with all issues finally resolved) nor the period for assessment of the associated Taxes (taking into account all applicable extensions and waivers) has expired;

(f) there is no action, suit, investigation, audit, claim or assessment pending or, to the Knowledge of the Company, proposed or threatened with respect to Taxes for which the Company may be liable;

(g) no Governmental Entity (whether within or without the United States) in which the Company or the Subsidiary has not filed a particular type of Tax Return or paid a particular type of Tax has asserted in writing that the Company is required to file such Tax Return or pay such type of Tax in such taxing jurisdiction;

(h) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in Section 3.08(b) have been paid in full or otherwise finally resolved;

(i) the charges, accruals and reserves for Taxes with respect to the Company and the Subsidiary reflected on the books of the Company and the Subsidiary (excluding any provision for deferred income taxes) are adequate to cover tax liabilities accruing through the end of the last period for which the Company and the Subsidiary have recorded items on their respective books, and since the end of the last period for which the Company and the Subsidiary have recorded items on their respective books, none of the Company or the Subsidiary has incurred any Tax liability, engaged in any transaction, or taken any other action, other than in the Ordinary Course of Business;

(j) there are no Tax rulings, requests for rulings, or closing agreements relating to Taxes for which the Company or the Subsidiary may be liable that could affect the Company’s or the Subsidiary’s liability for Taxes for any taxable period ending after the Closing Date;

(k) neither the Company nor the Subsidiary will be required to include or accelerate the recognition of any item in income, or exclude or defer any deduction or other tax benefit, in each case in any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date, (ii) prepaid, advance payment, or deposit amount received or deferred revenue accrued on or prior to the Closing Date, (iii) improper use of accounting method or change in method of accounting for a taxable period ending on or prior to the Closing Date (including, for the avoidance of doubt, any 481 adjustment pursuant to Section 13221(d) of U.S. P.L. 115-97), (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign income Tax laws) executed on or prior to the Closing Date, (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law), or (vi) income inclusion pursuant to Sections 951 or 951A of the Code with respect to any interest held in a “controlled foreign corporation” (as that term is defined in Section 957 of the Code) on or before the Closing Date including any currently owing, accrued or deferred items of income pursuant to Section 965 of the Code, and the IRS has not proposed to Company or the Subsidiary in writing any such adjustment or change in accounting method;

(l) neither the Company nor the Subsidiary has (i) deferred the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) not received or claimed any Tax credits under Sections 7001 through 7005 of the Families First Act, and (iii) has not received or claimed any Tax credits under Section 2301 of the CARES Act.

(m) no election has been made under Section 336(e) of the Code or the Treasury Regulations thereunder that will affect any item of income, gain, loss or deduction of the Company or the Subsidiary after the Closing;

(n) all Tax Sharing Arrangements and Tax indemnity arrangements relating to the Company or the Subsidiary (other than this Agreement) will terminate prior to the Closing Date and neither the Company nor the Subsidiary will have any liability thereunder on or after the Closing Date;

(o) there are no liens for Taxes upon the assets of the Company or the Subsidiary except statutory liens relating to current Taxes not yet due;

(p) all Taxes which the Company or the Subsidiary are required by law to withhold or to collect for payment have been duly withheld and collected and have been paid to the appropriate Governmental Entity, and the Company and the Subsidiary have complied with all information reporting (including Internal Revenue Service Forms W-2 and 1099) and backup withholding requirements, including maintenance of required records with respect thereto;

(q) neither the Company nor the Subsidiary has been a member of any Company Group, and neither the Company nor the Subsidiary presently has or has had any direct or indirect ownership interest in any corporation, partnership, joint venture or other entity other than the Company or a Subsidiary;

(r) neither the Company nor the Subsidiary has any liability for Taxes of another Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law), under any agreement or arrangement, as a transferee or successor, or by contract or otherwise;

(s) neither the Company nor the Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(2) and, with respect to each transaction in which the Company or the Subsidiary has participated that is a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(1), such participation has been properly disclosed on IRS Form 8886 (Reportable Transaction Disclosure Statement) and on any corresponding form required under state, local or other Law;

(t) any powers of attorney granted by the Company or the Subsidiary prior to the Closing relating to Taxes will terminate and be of no effect following the Closing;

(u) during the last three years, neither the Company nor the Subsidiary has been a party to any transaction treated by the parties thereto as one to which Section 355 of the Code (or any similar provision of state, local or foreign law) applied;

(v) no attributes of the Company or the Subsidiary will be reduced or reattributed pursuant to Treasury Regulation § 1.1502-36;

(w) neither the Company nor the Subsidiary is and during the past 12-month period has not been, a United States shareholder (within the meaning of Section 951(b) of the Code) of a controlled foreign corporation (within the meaning of Section 957 of the Code);

(x) neither the Company nor the Subsidiary has and has not ever had a permanent establishment in any country other than the country of its incorporation;

(y) there are no Tax credits, grants or similar amounts that are or could be subject to clawback or recapture as a result of (1) the transactions contemplated by this Agreement or (2) a failure by the Company or the Subsidiary to satisfy one or more requirements on which the credit, grant or similar amount is or was conditioned; and

(z) neither the Company nor the Subsidiary has been required to establish a Subpart F income recapture account within the meaning of Treasury Regulation § 1.952-1(f) with respect to the Company or any Subsidiary.

3.09 Contracts.

(a) Schedule 3.09(a) sets forth a correct and complete list of the following Contracts to which the Company or the Subsidiary is a party or bound as of the date hereof, other than those that have terminated or have been fully performed in accordance with their terms or that have no material, continuing rights or obligations thereunder (each, as amended to date, a “Material Contract”):

(i) each lease or agreement under which the Company or the Subsidiary is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $25,000;

(ii) each Contract or group of related Contracts that involves future payments, performance or services or delivery of goods or materials to or by the Company or the Subsidiary of any amount or value reasonably expected to exceed $25,000;

(iii)   requiring or providing for any capital expenditure in excess of $25,000;

(iv) each joint venture, partnership, strategic alliance or licensing arrangement (other than licenses of Intellectual Property) with a third party;

(v) except for Off-the-Shelf Software and non-exclusive software end-user agreements granted to customers by Company in the Ordinary Course of Business, any Contract for purchase, sale or license, or joint ownership of Intellectual Property from any third party to the Company or the Subsidiary or from the Company or the Subsidiary to any third party

(vi) Contracts with any Affiliate of the Company or the Subsidiary;

(vii) each Contract that prohibits the Company or the Subsidiary from competing in any line of business, in any field of use or in any geographic area or that restricts the Company’s or the Subsidiary’s ability to solicit or hire any person as an employee;

(viii) each Contract with any current or former director, officer, employee or equity holder of the Company (other than Contracts relating to any person’s employment with the Company);

(ix) each Contract under which the Company or the Subsidiary has made advances or loans to another Person, other than with respect to employee advances for business expenses in the Ordinary Course of Business;

(x) each Contract relating to the incurrence, assumption or guarantee of any Indebtedness;

(xi) each Contract for the sale of products by the Company or the Subsidiary that (A) contains “most favored nation” pricing or similar pricing terms or any exclusive or preferential rights to provide, sell or distribute any product of the Company or the Subsidiary to any Person or any other exclusive provisions running in favor or against any of the Company or the Subsidiary or (B) contains any terms providing for a special or extended warranty;

(xii) each Contract with a term of three (3) years or more following the Closing Date that is not subject to termination, in the sole discretion of the Company or the Subsidiary, upon not more than sixty (60) days’ notice with no termination fee;

(xiii) each Contract relating to an acquisition, sale, merger or divestiture of or by the Company or the Subsidiary (or any current or former Affiliates thereof) that contains any ongoing covenants or indemnification obligation by or for the benefit of the Company or the Subsidiary (or any of its Affiliates);

(xiv) each Contract that gives any counterparty thereof rights to audit the Company or the Subsidiary and allows such counterparty or their representatives to enter the premises of the Company or the Subsidiary in connection with such audit;

(xv) each Contract with a Governmental Entity;

(xvi) each Contract with a Material Customer or Material Supplier;

(xvii) each Contract with any labor union or collective bargaining association representing any employee of the Company or the Subsidiary, including any foreign equivalent thereof;

(xviii) each Contract for the sale of any of the material assets of the Company or for the grant to any Person of any preferential purchase rights to purchase any of its material assets;

(xix) each Real Property Lease; and

(xx) any other contract that is material to the operation of the Company or the Subsidiary, taken as a whole.

(b) With respect to each Material Contract, and except as set forth in Schedule 3.09(b), (i) such Material Contract is the legal and valid obligation of the Company or the Subsidiary, and, to the Knowledge of the Company, of each other party thereto, enforceable against the Company or the Subsidiary and, to the Knowledge of the Company, each other party thereto, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Legal Requirements relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity), (ii) such Material Contract is in full force and effect, and Company has performed all material obligations required to be performed by it under the Material Contracts and neither the Company nor the Subsidiary is in breach of, or default under, any Material Contract in any material respect, and to the Knowledge of the Company no other party to any Material Contract is in breach or default thereunder in any material respect, and (iii) the Company has not received or given a written notice of its intent to terminate, modify, amend or otherwise materially alter the terms and conditions of any Material Contract or has received any written claim of default under any Material Contract. Seller has furnished or made available to Buyer true and complete copies of all Material Contracts, including any amendments, waivers or other changes to such Material Contracts.

3.10 Intellectual Property.

(a) The Company solely owns or licenses or otherwise possesses all legal rights to all Intellectual Property used in the business of the Company or the Subsidiary.

(b) Schedule 3.10(b) lists all: (i) Intellectual Property owned by the Company that is the subject of any application or registration before any Governmental Entity or other registry responsible for the registration of Intellectual Property right (“Company Registered Intellectual Property”), and any material Intellectual Property owned by the Company that is not the subject of any pending application or registration (collectively “Scheduled Company Intellectual Property”), including whether each such item of Intellectual Property is solely owned or co-owned and, where applicable, the jurisdictions, both domestic and foreign, in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed; (ii) licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which any Person is authorized to use any Intellectual Property owned by the Company, other than Standard Outbound IP Licenses; (iii) licenses, sublicenses and other agreements to which the Company is a party and pursuant to which the Company is authorized to use any third party’s Intellectual Property that is incorporated or used in any product of the Company or which is material to its operations, and royalties owed under any such agreement, including agreements with contractors for the creation of Intellectual Property and licenses for Open Source Software, but excluding Standard Inbound IP Licenses; and (iv) all agreements to which the Company is a party that provide for an optional or contingent license, sublicense or other agreement as described in clauses (ii) or (iii) above in this paragraph.

(c) All Scheduled Company Intellectual Property is valid, enforceable, has, with respect to the Company Registered Intellectual Property, been duly maintained, is in full force and effect, and has not been cancelled, expired or abandoned other than as indicated in Schedule 3.10(b). The Company is not obligated to pay any royalties and/or fees to any third party with respect to any Intellectual Property license, other than under those licenses listed in Schedule 3.10(b). None of the Company Patent Rights were developed under a funding agreement with the Government of the United States of America or with any state governments, pursuant to which the government of the United States of America or with any state governments has rights relative thereto.

(d) Except as set forth on Schedule 3.10(d), the Company has not received (i) any notice from, or demand or claim by, any third party that any of the Scheduled Company Intellectual Property is not solely owned by the Company, except as identified in Schedule 3.10(b), or any Intellectual Property Owned by the Company is subject to a compulsory license, or (ii) any notice challenging the validity or enforceability of any Intellectual Property Rights owned by the Company.

(e) No Company Patent Rights listed in Schedule 3.10(b) or subject matter thereof is subject to any competing or interfering claims by any third party. No Company Patent Rights has been the subject of any interference, re-examination, opposition, or other proceedings placing into question the validity, ownership, or scope of such rights and, to the Knowledge of the Company, there is no reasonable basis for any such interference, reexamination, opposition, or other proceedings placing into question the validity, ownership, or scope of such rights.

(f) The Company has taken all action necessary to maintain the enforceability and registration of all Scheduled Company Intellectual Property material to the operation of the Business of the Company.

(g) The Company has taken commercially reasonable measures to maintain and protect the secrecy, confidentiality and value of the Trade Secrets of the Company. To the Knowledge of the Company, no unauthorized disclosure of any such Trade Secret has been made. To the Knowledge of the Company, no Trade Secrets or proprietary information is part of public knowledge or literature, and no Trade Secret or other proprietary information has been devolved or appropriated for the benefit of any person than the Company or to the detriment of the Company.

(h) Except as set forth in Schedule 3.10(h), the Company has not received any invitation to license or written charge, complaint, claim, demand, or notice that the Company has infringed, misappropriated, or acted in conflict with any of the Intellectual Property owned by any third party.

(i) To the Knowledge of the Company, the Company is not in violation or infringement of any Intellectual Property of any third party. To the Knowledge of the Company, no person has infringed, diluted, misappropriated, violated or engaged in any unlawful competition with respect to the Company or any Intellectual Property owned by the Company.

(j) Except as disclosed on Schedule 3.10(j), to the Knowledge of the Company, there has been no, and there is no, unauthorized use, disclosure, infringement or misappropriation of any Scheduled Company Intellectual Property, or any third party Intellectual Property rights to the extent licensed to the Company, by any third party. The Company has not sent to any third Person any written charge, complaint, claim, demand or notice asserting that such Person has infringed, misappropriated, or acted in conflict with any of the Intellectual Property owned by the Company.

(k) Subject to any necessary notices and consents, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby will not result in the forfeiture, cancellation, termination or other material impairment, or breach of, or give rise to any right of any Person to cancel, terminate or otherwise impair the right of the Company to own or use or otherwise exercise any other rights that the Company currently have with respect to any Scheduled Company Intellectual Property that is, individually or in the aggregate, material to the Company.

(l) Except as set forth on Schedule 3.10(l), each current and former officer, employee and consultant of the Company or its Affiliate has executed and delivered to the Company or its Affiliate a written agreement in substantially the form or forms made available by Seller or the Company to Buyer, providing that the Company or its Affiliate will become or may elect to become the owner or assignee of any Intellectual Property such Person creates within the scope of his or her employment or in the case of a non-employee, from the services such Person performs for the Company or its Affiliate, unless or except to the extent that the Company or its Affiliate is entitled to become or elects to become the owner or assignee of such Intellectual Property by operation of Law.

(m) The Company or its Affiliate has entered into written confidentiality agreements with all employees and third parties to whom the Company or its Affiliate has disclosed material confidential Intellectual Property. To the Knowledge of the Company, there has been no breach or other violation of such agreements.

(n) No person other than Company possesses any current or contingent rights of any kind to any source code included in the Intellectual Property owned by the Company, and Company has not granted any current or contingent rights of any kind to any source code that is part of any license to any third party.

(o) Schedule 3.10(b)(iii) contains a complete and accurate list of all Open Source Software incorporated into, embedded in, or distributed in connection with any Software owned by the Company that is material to the Business. Except as set forth in Schedule 3.10(o), no Software incorporated into, embedded in, or distributed in connection with any Company owned Intellectual Property, or any Company service is, in whole or in part, subject to or governed by an any license that requires, as a condition of use, modification or distribution of Software subject to such license, that (i) such Software or other Software linked, combined or distributed with such Software be disclosed or distributed in source code form, or (ii) such Software or other Software linked, combined or distributed with such Software or any associated Intellectual Property be made available by Company without cost (including for the purpose of making additional copies or derivative works). Company has taken all commercially reasonable steps to ensure that no Company employee, consultant or contractor uses any Open Source Software in any manner that would create any Material Adverse Effect. Schedule 3.10(o) describes, to the Knowledge of the Company, any use of any Open Source Software by any Company employee, consultant or contractor that could reasonably be expected to adversely affect any material Intellectual Property Owned by the Company or Company’s rights thereto.

3.11 Legal Proceedings.

(a) Except as set forth in Schedule 3.11(a), there are no, and during the past five years there have not been any, Legal Proceedings pending, nor, to the Knowledge of the Company, is there any Legal Proceeding threatened against the Company or the Subsidiary (or against any officer, manager, employee or agent of the Company or the Subsidiary in his or her capacity as such or relating to his or her employment, services or relationship with the Company or the Subsidiary) or any Seller. To the Knowledge of the Company, no event has occurred or facts or circumstances exist that could give rise to or serve as a valid basis for the commencement of any such Legal Proceeding. None of the Company, the Subsidiary, nor any of the Company’s or the Subsidiary’s directors or officers (including any of the Sellers) is a party or is named as subject to the provisions of any Order, such as would affect the ability of such the Company or any Seller to enter into or consummate this Agreement or any Transaction Document.

(b) Except as set forth in Schedule 3.11(b), neither the Company nor the Subsidiary has any Legal Proceedings pending against any Governmental Entity or any other Person. In the event that any such Legal Proceedings are disclosed or required to be disclosed on Schedule 3.11(b), (i) no such actions have a Material Adverse Effect and (ii) copies of all pleadings, correspondence and other documents relating to such Actions have been made available to Buyer.

3.12 Orders. Except as set forth in Schedule 3.12, there is no judgment, order, writ, injunction, decree or other similar award outstanding (whether rendered by a court, administrative agency or other Governmental Entity, or by arbitration) against the Company or the Subsidiary or by which the Company or the Subsidiary is bound that involves an unsatisfied monetary obligation or otherwise materially affects the ongoing Business or any material assets or properties of the Company or the Subsidiary, and neither the Company nor the Subsidiary is in breach of any such judgment, order, writ, injunction, decree or similar award; provided that the representation in this sentence is not intended to cover Permits (which are covered in Section 3.15).

3.13 Employee Benefit Plans.

(a) Schedule 3.13(a) sets forth an accurate, current, and complete list of all Company Employee Benefit Plans.

(b) There has been made available to Buyer, with respect to each Company Employee Benefit Plan in effect as of the date hereof, the following (in each case, as applicable): (i) a copy of the current plan document for each Company Employee Benefit Plan (or in the case of an unwritten Company Employee Benefit Plan, a written description thereof) and related agreements (including but not limited to trusts, insurance contracts and policies) and all amendments thereto; (ii) a copy of each current annual report (Form 5500 series) and actuarial report, with respect to each such plan (including all schedules and attachments); (iii) a copy of each current summary plan description , together with each summary of material modification required under ERISA with respect to such plan; (iv) with respect to each such plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent favorable opinion, advisory, or determination letter issued by the Internal Revenue Service with respect to the qualified status of such plan; and (v) all correspondence to and from any Governmental Entity relating to each such plan during the prior six years. All Forms 1094-C and 1095-C required to be filed by the Company have been timely and accurately filed with the Internal Revenue Service, and there is no pending or threatened claims, suits, actions, disputes, audits or investigations with respect such filings.

(c) Each Company Employee Benefit Plan has been maintained, operated and administered in all material respects in accordance with its terms and any related documents or agreements, and all applicable Legal Requirements, including ERISA and the Code. Each Company Employee Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any such Company Employee Benefit Plan. Except as may be required by applicable Legal Requirements, each Company Employee Benefit Plan can be amended, terminated, or otherwise discontinued, in each case without Liability to the Company, other than normal administrative cost. No fiduciary (within the meaning of Section 3(21) of ERISA has committed a breach of fiduciary duty that could subject the Company to any Liability (including on account of an indemnification obligation). Neither the Company or the Subsidiary nor any ERISA Affiliate thereof has any Liability (i) on account of any violation of the health care requirements of Part 6 or 7 of Title I of ERISA or Section 4980B or 4980D of the Code or the Affordable Care Act or (ii) under Section 502(i), 502(l) or Section 4975 of the Code. Neither the Company or the Subsidiary has incurred any excise Taxes under Chapter 43 of the Code with respect to any Company Employee Benefit Plan and nothing has occurred with respect to any Company Employee Benefit Plan that could reasonably be expected to subject the Company or the Subsidiary to any such Tax.

(d) All contributions and payments and obligations (including but not limited to premiums, fees and expenses) in respect of a Company Employee Benefit Plan that are due and required under the terms of such Company Employee Benefit Plan, Contract, or applicable Legal Requirements have been fully and timely made and all contributions and payments or other obligations that have accrued but are not yet due have either been made or have been reflected in full on the Company Financial Statements.

(e) No Company Employee Benefit Plan is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code. None of the Company, the Subsidiary nor any ERISA Affiliate of the Company or the Subsidiary sponsor, maintain, contribute to or have any Liability (contingent or current) with respect to a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code (or done so or had any such Liability at any time within the six years prior to the Closing Date. None of the Company, the Subsidiary nor any ERISA Affiliate of the Company or the Subsidiary contributes to or has an obligation to contribute to, nor at any time within the six years prior to the Closing Date contributed to, had an obligation to contribute to, or was a participating employer in any “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

(f) No Company Employee Benefit Plan provides welfare benefits (including retiree life insurance, retiree health benefits, and other retiree employee welfare benefits) to any Person for any reason after such Person terminates employment with the Company or the Subsidiary, other than as required by Section 4980B of the Code. Neither the Company nor the Subsidiary has any Liability to provide, or ever represented, promised, or contracted (whether in oral or written form) to any Person that such Person would be provided with, post-termination welfare benefits, other than as required by Section 4980B of the Code. No Company Employee Benefit Plan provides, or has any obligation to provide, welfare benefits to any Person who is not a current or former employee of the Company or the Subsidiary, or a beneficiary thereof. No Company Employee Benefit Plan is, and the Company has not any Liability with respect to, a “multiple employer welfare arrangement (as defined in Section 3(40)(A) of ERISA).

(g) There are no claims or Legal Proceedings pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened, against any of the Company Employee Benefit Plans, assets of any of the Company Employee Benefit Plans, or any administrator or fiduciary of any Company Employee Benefit Plan with respect to the operation of such Company Employee Benefit Plan, and there are no facts or circumstances that could form the basis for any such claims or Legal Proceedings.

(h) Each Company Employee Benefit Plan that is subject to Section 409A of the Code has been administered, operated and maintained in all respects according to the requirements of Section 409A of the Code, and neither the Company nor the Subsidiary been required to withhold or pay any Taxes as a result of a failure to comply with Section 409A of the Code. Neither the Company nor the Subsidiary has any obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 409A of the Code.

(i) Except as set forth in Schedule 3.13(i), neither the execution, delivery, nor performance of this Agreement or any other transaction contemplated by this Agreement will or can reasonably be expected to (either alone or upon the occurrence of any additional or subsequent events) (i) entitle any current or former employee, officer, director, or consultant or independent contractor of the Company or the Subsidiary to any payment (including severance pay or similar compensation), cancellation of Indebtedness, or increase in compensation; (ii) result in the acceleration of the time of payment, funding, or vesting under any Company Employee Benefit Plan; or (iii) result in any increase in benefits payable under any Company Employee Benefit Plan. No amount paid or payable (whether in cash, property, or the form of benefits) in connection with any transaction contemplated by this Agreement will or may (either alone or upon the occurrence of any additional or subsequent events) be an “excess parachute payment” (within the meaning of Section 280G of the Code), or would constitute an “excess parachute payment” if such amount was subject to the provisions of Section 280G of the Code. Neither the Company nor the Subsidiary has any obligation to make a “gross-up” or similar payment with respect to any Taxes that may become payable under Section 4999 of the Code.

3.14 Insurance. Schedule 3.14 sets forth a list of all policies of insurance maintained by, or for the benefit of, the Company or the Subsidiary (specifying the insurer and type of insurance) and also lists each claim (other than a claim that resulted in coverage of less than $50,000) made by the Company since January 1, 2018 (including with respect to insurance obtained but not currently maintained). Except as set forth in Schedule 3.14, all insurance coverage maintained with respect to the Company and the Subsidiary is occurrence-based. With respect to each insurance policy listed in Schedule 3.14, neither the Company nor the Subsidiary, or, to the Knowledge of the Company, any insurer, is in breach or default (including with respect to the payment of premiums or the giving of notices), under such policy. All such policies are in full force and effect and no notice of early cancellation or early termination has been received by the Company or the Subsidiary with respect to any such policy.

3.15 Legal Requirements and Permits.

(a) The Company and the Subsidiary are, and have at all times been, in compliance in all material respects with all applicable Legal Requirements. To the Knowledge of the Company, neither the Company nor the Subsidiary is under investigation by any Governmental Entity with respect to any alleged material violation of any applicable Legal Requirements. To the Knowledge of the Company, neither the Company nor the Subsidiary has received any subpoena, written demand, inquiry, information request, complaint, allegation or notice of non-compliance with or violation of any Legal Requirements.

(b) Each of the Company and the Subsidiary have been granted all licenses, permits, consents, approvals, franchises and other authorizations under any Legal Requirement (each a “Permit”) necessary for and material to the conduct of the Business as conducted as of the date hereof, taken as a whole (collectively, the “Material Permits”). The Material Permits are valid and in full force and effect and the Company is in material compliance with all of its Material Permits. There is no lawsuit or similar proceeding pending or, to the Knowledge of the Company, threatened, to revoke, suspend, withdraw or terminate any Material Permit. Neither the Company nor the Subsidiary has received any written notice or other written communication, or to the Knowledge of the Company, any oral notice or other oral communication, from any Governmental Entity regarding (i) any actual or possible violation of applicable Law or any Material Permit or any failure to comply with any term or requirement of any Material Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Material Permit.

3.16 Environmental Matters.

(a) Each of the Company and the Subsidiary is, and at all times has been, in compliance in all material respects with all applicable Environmental Laws.

(b) The Company and the Subsidiary hold and are, and at all times have been, in compliance in all material respects with all Environmental Permits required to operate at the Leased Real Property and to carry on its Business as now conducted, all such Environmental Permits are in full force and effect, all such Environmental Permits are identified in Schedule 3.16(b), and there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened, that seeks the revocation, cancellation, suspension or adverse modification of any such Environmental Permit.

(c) There is no material Environmental Claim pending or, to the Knowledge of the Company, threatened against the Company or the Subsidiary.

(d) There has been no Release of, or exposure to, any Hazardous Materials at any Leased Real Property or any Former Real Property or at any third Person site to which Hazardous Materials generated by the Company or the Subsidiary were sent for treatment, recycling, storage or disposal.

(e) Neither the Company nor the Subsidiary has entered into or is subject to any Order relating to compliance with, or the Release or cleanup of Hazardous Materials under, any applicable Environmental Laws.

(f) Neither the Company nor the Subsidiary has assumed or provided indemnity against any material liability of any other Person under any Environmental Laws.

(g) Sellers have made available to Buyer complete and correct copies of all environmental site assessments, compliance audits, notices of violation, consent orders, and other material environmental reports related to the current or former business of, or the operation of, the Company and the Subsidiary, or to any property or facility currently or formerly owned, leased or operated by the Company or the Subsidiary, that are in the possession or control of the Company or the Subsidiary.

3.17 Relationships with Related Persons. Except as set forth in Schedule 3.17, neither the Company nor the Subsidiary is party to any Contracts with any Affiliate, shareholder, employee, officer or director of the Company or the Subsidiary other than Contracts governing an individual’s provision of services to the Company or the Subsidiary and employee benefits. Neither the Company nor the Subsidiary has loaned any amounts that remain outstanding to any director, officer, shareholder, member, manager or employee of the Company or the Subsidiary, and neither the Company nor the Subsidiary has borrowed funds from any of the foregoing that remains outstanding. There are no loans, advances or Indebtedness incurred by the Company or the Subsidiary from any director, officer, shareholder, member, manager, employee or Affiliate of the Company or the Subsidiary. Except as set forth on Schedule 3.17, no Affiliate (other than Sellers) of the Company or the Subsidiary, (i) owns any material property right, tangible or intangible, which is used by the Company or the Subsidiary in the conduct of its Business or (ii) owns, directly or, to the Knowledge of the Company, indirectly, any Person that is a material customer, supplier, competitor or lessor of the Company or the Subsidiary.

3.18 Employees; Employment Matters and Independent Contractors.

(a) Neither Company nor the Subsidiary is bound by or subject to any collective bargaining agreement or other Contract with any labor union. To the Knowledge of the Company, except as set forth in Schedule 3.18(a), as of the date hereof, no labor union has requested or has sought to represent any of the employees of the Company in the United States. As of the date hereof and within the 12 months prior to the date hereof, there is no, nor has there been any strike, lockout, work stoppage, slowdown, picketing or other labor dispute involving the employees of the Company in the United States pending or, to the Knowledge of the Company, threatened against the Company. The Company has not engaged in any plant closing or employee layoff activities since the Interim Balance Sheet Date that would violate or require notice under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local plant closing or mass layoff statute, rule or regulation, and the Company has not any outstanding liability under any such Law.

(b) Except as set forth in Schedule 3.18(b), the Company and the Subsidiary are in compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices (including equal employment opportunity laws), terms and conditions of employment, classification of employees (as exempt or non-exempt for overtime purposes and as to proper classification of employees and contractors), workers’ compensation, occupational safety and health, immigration, affirmative action, employee and data privacy and security, plant closings, and wages and hours. Since January 1, 2018, the Company has properly completed and retained a Form I-9 with respect to each of its current and past employees and has, in good faith, verified and fully recorded on the Form I-9 the information for the documents establishing identity and work authorization for each of its employees and has provided to Buyer complete and accurate copies of all such requested Form I-9s, together with copies of the employees’ supporting documentation evidencing that the employees have valid work authorization to be employed by the Company. All material payments due from the Company or the Subsidiary on account of wages have been paid or properly accrued as a liability on the books of the Company and the Subsidiary. Except as set forth in Schedule 3.18(b), there is no pending or, to the Knowledge of the Company, threatened charge, complaint, arbitration, audit, investigation or other action brought by or on behalf of, or otherwise involving, any current or former employee, any person alleged to be a current or former employee, any applicant for employment, or any class of the foregoing, or any Governmental Entity, that involves the labor or employment relations and practices of the Company or the subsidiary that could reasonably be expected to result, individually or in the aggregate, in any material liability to the Company or the Subsidiary.

(c) To the Knowledge of the Company, no senior executive or other key employee of the Company or the Subsidiary is party to any confidentiality, non-competition, non-solicitation, proprietary rights or other such agreement that would materially restrict the performance of such Person’s employment duties with the Company or the Subsidiary or the ability of the Company or the Subsidiary to conduct the Business.

(d) Except as set forth in Schedule 3.18(d), no collective labor agreement, works council or employee representative bodies or similar agreement is applicable to the Company or the Subsidiary domiciled outside the United States or any of their employees, and there are no agreements with any trade union, staff association or staff works council or other organization of employees or workers. As of the date hereof and within the 12 months prior to the date hereof, there is not, nor has there been, any material labor dispute involving the employees of the Company or the Subsidiary outside the United States pending or, to the Knowledge of the Company, threatened against the Company or the Subsidiary.

(e) The Company and the Subsidiary have complied with all material information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor or other third party.

(f) The Company and the Subsidiary have correctly classified those individuals performing services as common law employees, leased employees, independent contractors or agents.

(g) Neither the Company nor the Subsidiary has any liability or obligations under any applicable Law, including under or on account of any Company Employee Benefit Plan, arising out of the misclassification of any person as a consultant, independent contractor or temporary employee, as applicable, and no such person is entitled to any compensation or benefits in any amount from the Company or the Subsidiary under any applicable Law or Company Employee Benefit Plan that he or she has not received.

(h) There are no, in the past five (5) years there have not been, consensual or non-consensual sexual relationships between any legal or beneficial owner, officer, or supervisor-level employee of the Company or the Subsidiary, on the one hand, and any direct report or other subordinate of any of the forgoing individuals, on the other hand.

3.19 Material Customers and Suppliers. Schedule 3.19 sets forth a true and complete list of (a) the 20 largest customers of the Company and the Subsidiary on a consolidated basis (based on aggregate gross revenues) (each, a “Material Customer”) and (b) the 20 largest suppliers of the Company on a consolidated basis (based on dollar volume of purchases from such suppliers) (each. a “Material Supplier”), in each case, for the 12-month period ended December 31, 2020 and the six-month period ending June 30, 2021. To the Knowledge of the Company, there exists no condition or event that, after notice or passage of time or both, would constitute a default by any party to any Material Contract with a Material Customer or Material Supplier. Since January 1, 2020, no Material Customer or Material Supplier has notified the Company of any complaint concerning the products and services provided to or by such Material Customer or Material Supplier, as applicable, and no Material Customer or Material Supplier has notified the Company that it intends to terminate, discontinue or materially and adversely change its relationship with the Company. Except as set forth in Schedule 3.19, there are not currently, and since January 1, 2020, there have not been, any material disputes with any Material Customers or Material Suppliers in which the amount in controversy exceeds $50,000. Neither the Company, the Subsidiary nor, to the Knowledge of the Company, any of their respective representatives have made any oral commitments or promises with respect to the Company Product, including pricing, future features, or the like, to any former, current or prospective customer.

3.20 No Brokers. Except as set forth in Schedule 3.20, the Company is not liable for any investment banking fee, finder’s fee, brokerage payment or other like payment in connection with the origination, negotiation or consummation of the transactions contemplated herein that will be the obligation of Buyer or the Company (following the Closing).

3.21 Title, Condition and Sufficiency of Assets.

(a) The Company or the Subsidiary has sole, valid, and good title to all of the assets (including any tangible or intangible assets or personal property) owned by the Company or the Subsidiary or a valid leasehold interest in or contractual right to use, the assets necessary for the conduct of the Business, and all of such assets are free and clear of all Encumbrances, except for Permitted Liens.

(b) The buildings, plants, structures, and equipment owned or leased by the Company or the Subsidiary are in all material respects in good operating condition and repair, and adequate for the uses to which they are being put, and, except as described on Schedule 3.21(b), to the Knowledge of the Company, none of such buildings, plants, structures, or equipment is in need of maintenance or repairs other than ordinary, routine maintenance conducted in the Ordinary Course of Business that is not material in nature or cost, individually or in the aggregate.

(c) Except as reflected in the Company Financial Statements or as set forth in Schedule 3.21(c), the assets and properties of the Company and the Subsidiary constitute in all respects all of the assets and properties reasonably necessary to operate the Business as conducted by the Company and the Subsidiary on the date hereof, other than assets that, individually or in the aggregate, are not material to the Business and other than assets sold or otherwise disposed of in the Ordinary Course of Business since the date of the Company Financial Statements.

3.22 Data Protection and Privacy. Except as set forth on Schedule 3.22:

(a) The Company and the Subsidiary have, since January 1, 2018: (i) complied in all respects with applicable Company Privacy Policies and Data Protection Laws, including through adopting all appropriate technical and organizational security measures to protect Personal Data against a Data Breach; (ii) provided, obtained and maintained all registrations and notifications required under applicable Data Protection Laws, and any processing of Personal Data by or on its behalf has been in accordance with such registrations and notifications; (iii) duly provided data subjects with relevant information notices and acquired any necessary consent of data subjects to the processing of their data, as required under applicable Data Protection Laws, and any processing of Personal Data by or on its behalf has been in accordance with such notices and consents; and (iv) in place written agreements with any third party which it has authorized to have access to Personal Data, including processors, vendors or strategic partners, to ensure that the third party respects and maintains the confidentiality and security of the Personal Data complies at all times with applicable Data Protection Laws and such written agreements with such third parties include processing provisions as required under Data Protection Laws.

(b) As at the date hereof: (i) the Company and the Subsidiary are in compliance with the terms of all Contracts to which it is a party relating to data privacy, security, or breach notification (including provisions that impose conditions or restrictions on the collection, use, storage, transfer or disposal of Personal Data); (ii) neither the Company nor the Subsidiary has received a notice (including any enforcement notice), letter or complaint from a supervisory authority or any data subject alleging breach by it of any Data Protection Laws nor has it been involved in any litigation with respect to its processing of Personal Data; (iii) no data subject has been awarded compensation by a supervisory authority or by a court of law from the Company or the Subsidiary under any Data Protection Laws or a violation of any Company Privacy Policies; and (iv) no request has been made by a data subject to, or order has been made by a supervisory authority or a court of law against, the Company or the Subsidiary for access to, the rectification, restriction, blocking, erasure or destruction of any Personal Data under any Data Protection Laws.

(c) Following the Closing Date, the Buyer and the Company and the Subsidiary will be entitled to process the Personal Data comprised in the information of the Company or the Subsidiary created prior to the Closing Date that are in the control or possession of the Buyer and/or the Company or the Subsidiary after the Closing Date in the manner in which that Personal Data was processed by the Company or the Subsidiary in the Ordinary Course of Business in the three years immediately prior to the Closing Date, in compliance with Data Protection Laws.

(d) Neither the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor the consummation of any of the transactions contemplated by this Agreement or any such other agreements, nor Seller’s provision to Buyer, or Buyer’s possession or use of, Personal Data or any other data or information in the databases of the Company or the Subsidiary, will result in any violation of any Company Privacy Policies, any contract, or any Data Protection Laws or other Laws pertaining to privacy, Personal Data, data security or spyware.

(e) The Company has established and is in compliance with a written information security program that: (i) includes administrative, technical and physical safeguards designed to safeguard the security, confidentiality, and integrity of the Information Technology Systems and the data hosted therein; (ii) is designed to protect against unauthorized access to or misuse of the Information Technology Systems and the systems of any third party service providers that have access to the Information Technology Systems and the data hosted therein; and (iii) complies with applicable Data Protection Laws and meets generally-accepted standards in the industry of the Company.

(f) Neither the Company nor the Subsidiary has ever suffered a Data Breach with respect to the Information Technology Systems or any Personal Data within the possession or control of the Company or the Subsidiary and no breach or violation of any security program described above has occurred or is threatened, and there has been no unauthorized or illegal use of or access to the Information Technology Systems and the data hosted therein. No third party service provider working on behalf of the Company or the Subsidiary has had a Data Breach with respect to any data collected or used in connection with the operation of the Business. Neither the Company nor the Subsidiary has notified, nor been required to notify, any data subject or supervisory authority of any Data Breach.

For purposes of this Section 3.22, the words “data subject”, “processing” and “processor” shall have the meaning given to them under Data Protection Laws.

3.23 Anti-Corruption and Anti-Bribery Laws. Neither the Company nor the Subsidiary, nor any of their respective directors, officers or employees, nor, to the Knowledge of the Company, any of their respective agents, has engaged in conduct that would violate the Foreign Corrupt Practices Act (the “FCPA”), the United Kingdom Bribery Act of 2010 (the “Bribery Act”) or any other applicable anti-bribery or anti-corruption Law, including having made, directly or indirectly, any payment or promise to pay, or gift or promise to give, or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to (a) any foreign official (as such term is defined in the FCPA) for the purpose of influencing any official act or decision of such official or inducing him or her to use his or her influence to affect any act or decision of a Governmental Entity or (b) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a foreign Governmental Entity, in the case of both (a) and (b) above in order to assist the Company or the Subsidiary or any of their Affiliates to obtain or retain business for, or direct business to the Company or the Subsidiary or any of their Affiliates, as applicable. None of the Company or the Subsidiary or, to the Knowledge of the Company, any of the Company’s or its Subsidiary’s respective directors, officers or employees has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any applicable Law. The Company has maintained, and has caused the Subsidiary and each of their respective Affiliates to maintain, internal controls designed to ensure compliance with any applicable anti-bribery or anti-corruption Law. Neither the Company nor the Subsidiary has undergone and is not undergoing any audit, review, inspection, investigation, survey or examination by a Governmental Entity relating to the compliance of the Company or the Subsidiary with the FCPA, the Bribery Act, anti-corruption, or anti-kickback activity. To the Knowledge of the Company, there are no threatened Legal Proceedings, nor presently existing facts or circumstances that would constitute a reasonable basis for any future Legal Proceedings, with respect to the compliance of the Company or the Subsidiary with the FCPA or the Bribery Act, or any anti-corruption or anti-kickback activity by the Company or the Subsidiary.

3.24 Warranty. Except as set forth on Section 3.24 of the Company Disclosure Schedules, each product that has been sold or put into trade inventory by the Company or the Subsidiary since January 1, 2018, conformed and complied in all material respects with all express and implied warranties, except where the failure to conform and comply with such warranties would not reasonably be expected to exceed the reserve for warranty claims set forth on the Interim Company Balance Sheet. No products manufactured and/or sold by the Company or the Subsidiary since January 1, 2018, have been the subject of any recall by such Person or any Governmental Entity or other similar action. Complete copies of the standard terms and conditions for each of the products of the Company and its Subsidiaries have been made available to Buyer. Except as set forth on Section 3.24 of the Company Disclosure Schedules, no product manufactured, sold or delivered by the Company or the Subsidiary is subject to any guarantee, warranty, or other indemnity, express or implied, beyond the listed standard terms and conditions. No Liability exists for any return claim, warranty claim or other obligation to provide parts and service on, or to repair or replace, any finished products sold or delivered by the Company or the Subsidiary in connection with the operation of its business at any time on or prior to the Closing Date beyond the amounts reserved for warranty expense reflected in the Interim Company Balance Sheet or expected to be reflected in the consolidated balance sheet of the Company or the Subsidiary as of the Closing Date.

3.25 Export Compliance. Each of the Company and the Subsidiary has at all times conducted its export and re-export transactions in accordance, in all material respects, with (a) all applicable U.S. export and re-export control Laws, including the Export Administration Regulations maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the Treasury Department’s Office of Foreign Assets Control, and the International Traffic in Arms Regulations maintained by the Department of State and (b) all other applicable import/export controls in other countries in which such Person conducts business. Without limiting the foregoing, (i) the Company and the Subsidiary have obtained all export and import licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Authority required for the (x) export, import and re-export of products, services, software and technologies and (y) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”); (ii) the Company and the Subsidiary are in compliance, in all material respects, with the terms of all applicable Export Approvals; and (iii) there are no pending or, to the Knowledge of the Company, threatened claims against the Company or the Subsidiary with respect to such Export Approvals or export or re-export transactions.

3.26 Company Information. None of the information supplied or to be supplied by any of Sellers or the Company or any of their respective Affiliates relating to the Company and/or their respective stockholders, members, control Persons and Representatives expressly for inclusion in the filings with the SEC and mailings to Buyer’s stockholders with respect to the transactions contemplated by this Agreement, any supplements thereto and/or in any other document filed with any Governmental Entity in connection herewith, will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Sellers or the Company or that are included in such filings and/or mailings). No representation or warranty is made by Sellers or the Company or any of their respective Affiliates with respect to statements made or incorporated by reference therein based on information supplied or to be supplied by, or on behalf of, Buyer or any of its respective Affiliates.

Article IV
REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller hereby severally and not jointly represents and warrants to Buyer as follows in this Article IV, except as disclosed in a document of even date herewith and delivered by the Sellers to Buyer on the date hereof referring to the representations and warranties of the Sellers in this Agreement (the “Seller Disclosure Schedule”).

4.01 Title to Company Shares. Such Seller has good and valid title to such Seller’s Company Shares. The Company Shares of such Seller, when sold and delivered in accordance with and for the consideration set forth in this Agreement, will be free and clear of all Encumbrances and free of restrictions on transfer other than restrictions on transfer under the Stockholders Agreement, the Transaction Documents and applicable state and federal securities Laws.

4.02 Organization and Good Standing. Such Seller, if an entity, is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation. Such Seller, if an entity, has all requisite organizational power and authority to own, lease and operate the properties and assets it owns, leases and operates and to carry on its business as such business is conducted, except where failure to be so duly qualified would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. Such Seller, if an entity, is qualified to do business as a foreign entity in each jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where failure to be so duly qualified would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. There is no pending, or to the Knowledge of such Seller, threatened, action for the dissolution, liquidation or insolvency of such Seller, if an entity.

4.03 Due Authorization; Enforceability.

(a) Such Seller has the full requisite power and authority, or in the case of a Seller that is a natural person, the capacity, to execute and deliver this Agreement and the other Transaction Documents to which it is a party, and to perform its obligations under this Agreement and the other Transaction Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby. For each Seller that is an entity, the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement.

(b) This Agreement and each of the other Transaction Documents to which such Seller is a party (or will be a party at the Closing) has been (or will be prior to Closing) duly executed and delivered by such Seller and, assuming that this Agreement is a valid and binding obligation of Buyer, this Agreement and each of the other Transaction Documents to which any Seller is a party (or will be a party at the Closing) constitutes (or will constitute) a valid and binding obligation of such Seller, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Legal Requirements relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).

4.04 No Conflicts; Consents. The execution and delivery of this Agreement by such Seller and the execution and delivery of the other Transaction Documents to which such Seller is a party does not and will not conflict with, result in any breach of, constitute a default under or result in the creation of any Encumbrance under any assets of such Seller or require any authorization, consent, approval, exemption or other action by or notice to any Governmental Entity or other third party, under: (i) the Governing Documents of such Seller, or (ii) any Law or Order applicable to such Seller, or by which any property or asset of such Seller is bound or affected; except, in the case of clause (ii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.05 Legal Proceedings. There are no material Legal Proceedings pending or, to the Knowledge of such Seller, threatened, that (a) challenge the validity or enforceability of such Seller’s obligations under this Agreement or the other Transaction Documents to which such Seller is a party, (b) seek to prevent, delay or otherwise would reasonably be expected to materially and adversely affect the consummation by such Seller of the transactions contemplated herein or therein or (c) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.06 Legal Requirements. Except as would not, individually or in the aggregate, have a Material Adverse Effect, such Seller is, and since January 1, 2018 has been, in compliance with all applicable Legal Requirements. Except as would not, individually or in the aggregate, have a Material Adverse Effect, such Seller is not under investigation by any Governmental Entity with respect to any alleged material violation of any applicable Legal Requirements.

4.07 No Brokers. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any agreement made by or on behalf of such Seller.

4.08 Investment Information.

(a) Such Seller has been given access to full and complete information regarding Buyer, including the Buyer’s filings with the United States Securities and Exchange Commission available at www.sec.gov (“SEC Filings”), which includes the current financial condition of Buyer and the risks associated with an investment therein, and has utilized such access to its satisfaction for the purpose of obtaining investment information about Buyer.

(b) Such Seller acknowledges that an investment in the Buyer Common Stock involves a high degree of risk and each Seller has read and understands the SEC Filings, including the risk factors included in Buyer’s most recent Transition Report on Form 10-KT and subsequent quarterly reports on Form 10-Q. Such Seller is in a financial position to hold the Buyer Common Stock indefinitely and is able to bear the economic risk and withstand a complete loss of an investment in the Buyer Common Stock.

(c) Such Seller has obtained, to the extent such Seller deems necessary, professional advice with respect to the risks inherent in the investment in the Buyer Common Stock, the condition and business of Buyer, and the suitability of the investment in the Buyer Common Stock in light of such Seller’s financial condition and investment objectives.

(d) Such Seller, either alone or with the assistance of such Seller’s professional advisor(s), if any, is a sophisticated investor, is able to fend for itself in the transactions contemplated by this Agreement, and has such knowledge and experience in financial and business matters that such Seller is capable of evaluating the merits and risks of the prospective investment in the Buyer Common Stock.

(e) Such Seller represents that it is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under Securities Act of 1933, as amended (the “Act”) to the extent that any Seller is an entity, that it has not been organized for the specific purpose of investing in the Buyer Common Stock and is not purchasing the Buyer Common Stock as the result of any “general solicitation” or “general advertising” as those terms are used in Regulation D under the Act.

(f) The Buyer Common Stock will be acquired for investment purposes only for such Seller’s own account, not as a nominee or agent, and not with a view to the distribution of any part thereof. Such Seller has no present intention of selling, granting any participation in or otherwise distributing the same in a manner contrary to the Act, or any applicable state securities or blue sky law, and such Seller does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third Person, with respect to any of the Buyer Common Stock.

(g) Such Seller has been solely responsible for such Seller’s own due diligence investigation of Buyer and its business, and such Seller’s analysis of the merits and risks of the investment made pursuant to this Agreement, and is not relying on anyone else’s analysis or investigation of Buyer, its business or the merits and risks of the Buyer Common Stock, other than professionals employed or engaged specifically by such Seller to assist such Seller in taking any action or performing any role relative to the arranging of the investments being made pursuant to this Agreement.

(h) Such Seller acknowledges and understands that: (a) the issuance of the Buyer Common Stock has not been, and prior to issuance will not be, registered under the Act or under the securities laws of any state or other jurisdiction, and the Buyer Common Stock is characterized under the Act as a “restricted security” and therefore, cannot be offered, sold, pledged or otherwise transferred, directly or indirectly, unless such resale is subsequently registered under the Act and any applicable state securities laws or an exemption from such registration requirements is available. Such Seller represents that such Seller is familiar with Rule 144 promulgated under the Act (“Rule 144”), as presently in effect, and understands the resale limitations imposed thereby and by the Act.

(i) Such Seller has been advised that the issuance of the Buyer Common Stock is not being registered under the Act or any other applicable state securities laws, and is being offered and sold pursuant to exemptions from such laws provided by Rule 506(b) of Regulation D under the Act and/or Section 4(a)(2) thereof and similar exemptions to any applicable state securities laws.

(j) Without in any way limiting the representations set forth above, such Seller further agrees that he, she or it may not make any disposition of all or any portion of the Buyer Common Stock unless and until:

(i) there is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement;

(ii) such Seller shall have notified Buyer of the proposed disposition and shall have furnished Buyer with a detailed statement of the circumstances surrounding the proposed disposition, and such Seller shall have furnished Buyer with an opinion of counsel, reasonably satisfactory to Buyer, that such disposition will not require registration of such shares under the Act; or

(iii)   Buyer shall be reasonably satisfied that such proposed disposition complies in all respects with Rule 144 or any successor rule providing a safe harbor for such dispositions without registration and such Seller shall have furnished Buyer with an opinion of counsel, reasonably satisfactory to Buyer, that such disposition is in accordance with Rule 144.

4.09 Counsel. Such Seller has reviewed this Agreement in its entirety, has had an opportunity to obtain the advice of counsel prior to executing each Transaction Document to which such Seller is a party and has obtained such advice or freely has chosen to not obtain such advice, and fully understand all provisions of this Agreement and the other Transaction Documents to which such Seller is a party.

4.10 Tax Advisors. Such Seller has reviewed with such Seller’s own Tax advisors the federal, state, local and foreign Tax consequences of the transactions contemplated by this Agreement and the other Transaction Documents to which such Seller is a party. Such Seller is relying solely on such advisors and not on any statements or representations of the Buyer, other than the representations and warranties of the Buyer set forth in this Agreement. Such Seller understands that he or she (and not the Buyer or the Company) shall be responsible for any Tax Liability of his or hers that may arise as a result of the transactions contemplated by this Agreement and the other Transaction Documents to which such Seller is a party.

4.11 Reliance. Such Seller is not relying on any representations, warranties or covenants of any other Party other than as expressly contained in the Transaction Documents.

4.12 Entitlement to Payment. Such Seller acknowledges and agrees that any amounts to which such Seller is entitled from the Buyer as of the Closing are only those that are expressly provided for in the Transaction Documents to which such Seller is a party.

Article V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers and the Company as follows, except as disclosed in the Buyer SEC Reports filed with or furnished to the SEC after January 1, 2018 and prior to the date of this Agreement (other than any information that is contained solely in the “Risk Factors” section of such Buyer SEC Reports), or except as disclosed in a document of even date herewith and delivered by the Buyer to the Sellers and the Company on the date hereof referring to the representations and warranties of the Buyer in this Agreement (the “Buyer Disclosure Schedule”):

5.01 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all requisite corporate power and authority to own, lease and operate the properties and assets it owns, leases and operates and to carry on its business as such business is conducted, except where failure to be so duly qualified would not reasonably be expected to, individually or in the aggregate, have a Buyer Material Adverse Effect. Buyer is qualified to do business as a foreign entity in each jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where failure to be so duly qualified would not reasonably be expected to, individually or in the aggregate, have a Buyer Material Adverse Effect. There is no pending, or to the Buyer’s Knowledge, threatened, action for the dissolution, liquidation or insolvency of Buyer.

5.02 Due Authorization; Enforceability.

(a) Buyer has the full requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, and to perform its obligations under this Agreement and the other Transaction Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement.

(b) This Agreement and each of the other Transaction Documents to which Buyer is a party (or will be a party at the Closing) has been (or will be prior to Closing) duly executed and delivered by Buyer and, assuming that this Agreement is a valid and binding obligation of Seller, this Agreement and each of the other Transaction Documents to which Buyer is a party (or will be a party at the Closing) constitutes (or will constitute) a valid and binding obligation of Buyer, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Legal Requirements relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).

5.03 No Conflicts; Consents.

(a) The execution and delivery of this Agreement by Buyer and the execution and delivery of the other Transaction Documents to which Buyer is a party does not and will not conflict with, result in any breach of, constitute a default under or an event creating rights of acceleration, termination or cancellation or loss of right under, result in a violation of, result in the creation of any Encumbrance under any assets of Buyer or require any authorization, consent, approval, exemption or other action by or notice to any Governmental Entity or other third party, under: (i) the Governing Documents of Buyer; or (ii) any Law or Order applicable to Buyer, or by which any property or asset of Buyer is bound or affected; except, in the case of clause (ii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(b) Except (a) for the federal securities Laws and any U.S. state securities or “blue sky” laws, (b) for the rules and regulations of Nasdaq, (c) as would not have a Buyer Material Adverse Effect, Buyer is not required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby and no consent, approval or authorization of any Governmental Entity or any other party or Person is required to be obtained by Buyer in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

5.04 Capitalization.

(a) The authorized capital stock of Buyer consists of 75,000,000 shares of Buyer Common Stock and 5,000,000 shares of Buyer Preferred Stock. As of September 10, 2021, 26,802,966 shares of Buyer Common Stock were issued and outstanding, 1 share of Buyer Special Voting Preferred Stock was issued and outstanding, 838,991 shares of Buyer Common Stock were issuable upon vesting of outstanding restricted stock units, 5,813,804 shares of Buyer Common Stock were issuable upon the exercise of warrants outstanding at a weighted average exercise price of $11.50 per share, 2,300,154 shares of Buyer Common Stock were reserved for issuance upon conversion of Buyer’s outstanding convertible notes, 385,947 shares of Buyer Common Stock were issuable upon conversion of Buyer’s exchangeable shares, and 403,198 shares of Buyer Common Stock were reserved for future issuance under Buyer’s equity incentive plan.

(b) Except as set forth above in Section 5.04(a), as of five Business Days prior to the date hereof no shares of capital stock of Buyer are issued and outstanding and Buyer does not have outstanding, and there are no, any securities convertible into or exchangeable for any shares of capital stock of Buyer, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or known claims of any other character relating to the issuance of, any capital stock of Buyer, or any stock or securities convertible into or exchangeable for any capital stock of Buyer; and Buyer is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act, any shares of capital stock of Buyer. Buyer does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of Buyer on any matter. Except as set forth above in Section 5.04(a), as of five Business Days prior to the date hereof there are no outstanding stock options, restricted stock units, restricted stock, stock appreciation rights, “phantom” stock rights, performance units, or other compensatory rights or awards (in each case, issued by Buyer or any of its Subsidiaries), that are convertible into or exercisable for a share of Buyer Common Stock on a deferred basis or otherwise or other rights that are linked to, or based upon, the value of Buyer Common Stock.

(c) The issued and outstanding shares of Buyer Common Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights and (ii) were issued in compliance with all applicable U.S. federal and state securities Laws. Buyer has no rights plan, “poison-pill” or other similar agreement or arrangement or any anti-takeover provision in its Governing Documents that is, or at Closing shall be, applicable to Buyer, the Buyer Common Stock or the other transactions contemplated by this Agreement.

5.05 Subsidiaries. Buyer and its Subsidiaries do not directly or indirectly own, or hold any rights to acquire, any material capital stock or any other material securities, interests or investments in any other Person other than (a) their Subsidiaries or (b) investments in marketable securities acquired in the ordinary course of business in accordance with Buyer’s investment policy or that constitute cash or cash equivalents. Schedule 5.05 sets forth, as of the date of this Agreement, each of Buyer’s material Subsidiaries and the ownership interest of Buyer in each such material Subsidiary. The outstanding shares of capital stock, or membership interests or other ownership interests of, each material Subsidiary of Buyer, as applicable, are validly issued, fully paid and nonassessable and are owned of record and beneficially by Buyer, directly or indirectly. Buyer owns, beneficially and of record, directly or indirectly, all of the shares of capital stock of, or membership interests or other ownership interests in, each material Subsidiary of Buyer, free and clear of any Encumbrances other than Permitted Liens. Such outstanding shares of capital stock of, or membership interests or other ownership interests in, each material Subsidiary of Buyer, as applicable, are the sole outstanding securities of such Subsidiaries. The material Subsidiaries of Buyer do not have outstanding any securities convertible into or exchangeable for any capital stock of, or membership interests or other ownership interests in, such Subsidiaries, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any other character relating to the issuance of, any capital stock of, or membership interests or other ownership interests in, such Subsidiaries, or any stock or securities convertible into or exchangeable for any capital stock of, or membership interests or other ownership interests in, such Subsidiaries; and neither Buyer nor any of its material Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act, any capital stock of, or membership interests or other ownership interests in, any Subsidiary of Buyer.

5.06 Legal Proceedings. There are no material Legal Proceedings pending or, to the Buyer’s Knowledge, threatened, that (a) challenge the validity or enforceability of Buyer’s, obligations under this Agreement or the other Transaction Documents to which Buyer is a party, (b) seek to prevent, delay or otherwise would reasonably be expected to materially and adversely affect the consummation by Buyer of the transactions contemplated herein or therein or (c) would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

5.07 SEC Filings and Financial Statements.

(a) Buyer and its Subsidiaries have filed each report and definitive proxy statement (together with all amendments thereof and supplements thereto) required to be filed by Buyer or any of its Subsidiaries pursuant to the Exchange Act with the SEC since January 1, 2018 (as such documents and documents furnished to the SEC since January 1, 2018 have since the time of their filing been amended or supplemented and to the extent publicly available, the “Buyer SEC Reports”). As of their respective dates, after giving effect to any amendments or supplements thereto filed prior to the date hereof, the Buyer SEC Reports (i) complied in all material respects with the requirements of the Exchange Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the staff of the SEC with respect to any of the Buyer SEC Reports, and, to the Buyer’s Knowledge, none of the Buyer SEC Reports is subject to ongoing SEC review.

(c) The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes and schedules thereto) included in the Buyer SEC Reports at the time they were filed or furnished (i) complied in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and (iii) fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the consolidated financial position of Buyer and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. Buyer has heretofore furnished to Seller complete and correct copies of all amendments and modifications that have not been filed by Buyer with the SEC to all agreements, documents and other instruments that previously had been filed by Buyer with the SEC and are currently in effect.

5.08 Legal Requirements. Except as would not, individually or in the aggregate, have a Buyer Material Adverse Effect, each of Buyer and its Subsidiaries is, and since January 1, 2018 has been, in compliance with all applicable Legal Requirements. Except as would not, individually or in the aggregate, have a Buyer Material Adverse Effect, none of Buyer or its Subsidiaries is under investigation by any Governmental Entity with respect to any alleged material violation of any applicable Legal Requirements.

5.09 No Brokers. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any agreement made by or on behalf of Buyer.

Article VI
COVENANTS

6.01 Conduct of the Business.

(a) From the date hereof until the earlier of the termination of this Agreement and the Closing Date, except (A) as set forth in Schedule 6.01, (B) if Buyer will have consented (such consent not to be unreasonably withheld, conditioned, or delayed) or (C) as otherwise expressly contemplated by this Agreement, Sellers will cause the Company and the Subsidiary to conduct the Business in the Ordinary Course of Business, and Sellers shall cause the Company and the Subsidiary to use commercially reasonable efforts to preserve intact the current business organization and ongoing operations of the Company and the Subsidiary, maintain relations and goodwill with suppliers, customers, landlords, employees and creditors with whom the Company or the Subsidiary has a relationship, perform in all material respects its obligations under the Material Contracts, and maintain the properties and assets of the Company and the Subsidiary in their current state of repair and condition (excluding normal wear and tear). Without Buyer’s consent (such consent not to be unreasonably withheld, conditioned, or delayed), Sellers will not, and will not permit the Company or the Subsidiary to:

(i) issue, sell or deliver any of the Company’s or the Subsidiary’s equity securities or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any of the Company’s or the Subsidiary’s equity securities;

(ii) recapitalize, reclassify, combine, split, subdivide or redeem, declare any stock or equity dividend, purchase or otherwise acquire or otherwise make any change in, directly or indirectly, the Company’s or the Subsidiary’s equity interests or make any other change with respect to the Company’s or the Subsidiary’s capital structure;

(iii) amend its Governing Documents;

(iv) make any redemption or purchase of its equity interests;

(v) create any new Subsidiary;

(vi) (A) sell, assign or transfer any material portion of its tangible assets, or (B) mortgage, encumber, pledge, or impose any Encumbrance upon any of its assets;

(vii) incur or guaranty any Indebtedness, or amend and restate any existing Indebtedness;

(viii) adopt a plan of complete or partial liquidation, dissolution, merger or consolidation of the Company or the Subsidiary;

(ix) sell, assign, transfer or exclusively license any material Intellectual Property, including any Software;

(x) enter into any contract, agreement or arrangement that would be a Material Contract if entered into prior to the date hereof;

(xi) terminate, cause the termination of, amend, renew, modify or extend any Material Contract in any material respect, or waive or release any rights or claims thereunder;

(xii) fail to pay or otherwise satisfy (except if being contested in good faith) any material accounts payable, liabilities, or obligations when due and payable;

(xiii) directly or indirectly, merge with or into, consolidate with or acquire any material asset out of the ordinary course of, make any capital contributions to, or investments in, or any advance or loan to, or acquire the securities of, any other Person;

(xiv) make any capital expenditures or commitments therefor other than those reflected in the Company’s or the Subsidiary’s budget as of the date hereof as listed on Schedule 6.01(a)(xiv) hereto in an amount not to exceed $25,000;

(xv) enter into any other transaction with any of its directors, officers or employees outside the Ordinary Course of Business consistent with past practice;

(xvi) except as required under the terms of any Company Employee Benefit Plan as in effect on the date hereof, (i) increase salaries, bonuses or other compensation or remuneration and benefits payable by the Company to any of its employees, officers, directors or other service providers; (ii) increase the benefits provided to any Person under any Company Employee Benefit Plan; (iii) hire or engage the services of any Person with annual base compensation in excess of $80,000; or (iv) terminate or amend any Company Employee Benefit Plan or adopt any new arrangement for the benefit or welfare of any officer or employee, director or other service provider of the Company that would be a Company Employee Benefit Plan if it were in existence as of the date hereof;

(xvii) settle any Legal Proceeding;

(xviii) cancel any material third-party indebtedness owed to the Company or the Subsidiary;

(xix) recognize any labor union or enter into, modify, or amend any collective bargaining agreement or engage in any communications with any labor union regarding any Party’s anticipated actions on or after the Closing with respect to such union;

(xx) prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date), file any amended Tax Return, settle or otherwise compromise any claim relating to Taxes, enter into any closing agreement or similar agreement relating to Taxes, otherwise settle any dispute relating to Taxes, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, or request any ruling or similar guidance with respect to Taxes;

(xxi) adopt, amend or terminate any Company benefit plan (including, for avoidance of doubt, any retention bonus plan, transaction bonus plan, change of control plan, or other compensatory plan with respect to any employees or consultants of the Company or the Subsidiary) or otherwise commit to pay any bonuses or other compensation to any employees of the Company or the Subsidiary outside the ordinary course of business; or

(xxii) agree, whether orally or in writing, to do any of the foregoing, or agree, whether orally or in writing, to any action or omission that would result in any of the foregoing.

(b) From the date hereof until the earlier of the termination of this Agreement and the Closing Date, without the prior written approval of Buyer (which approval may be given or denied in Buyer’s sole discretion), Sellers shall not permit the Company or the Subsidiary to, directly or indirectly, declare or pay any dividend on, or make any payment on account of, the purchase, redemption, defeasance, retirement or other acquisition of, any of its capital stock or common shares, as applicable, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property other than a distribution of cash not included in Closing Working Capital.

6.02 Access to Books and Records. From the date hereof until the earlier of the termination of this Agreement and the Closing Date, Sellers will provide Buyer and its authorized representatives (the “Buyer’s Representatives”) with reasonable access during normal business hours, and upon reasonable notice, to the offices, properties, personnel, and all financial books and records of the Company and the Subsidiary in order for Buyer to have the opportunity to make such investigation as it will reasonably desire in connection with the consummation of the transactions contemplated hereby; provided, however, that in exercising access rights under this Section 6.02, Buyer and the Buyer’s Representatives will not be permitted to interfere unreasonably with the conduct of the Business. Notwithstanding anything contained herein to the contrary, no such access or examination will be permitted to the extent that it would require the Company or the Subsidiary to disclose information subject to attorney-client privilege or attorney work-product privilege or violate any applicable Law.

6.03 Efforts to Consummate. Subject to the terms and conditions herein provided, from the date hereof until the earlier of the termination of this Agreement and the Closing Date, Buyer and Sellers will use their reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not a waiver, of the closing conditions set forth in Section 7.02). The Parties acknowledge and agree that nothing contained in this Section 6.03 will limit, expand or otherwise modify in any way any efforts standard explicitly applicable to any Party’s obligations under this Agreement. During the period prior to the Closing Date, each Party shall act diligently and reasonably and shall use its respective commercially reasonable efforts to secure any consents, waivers and approvals of any third party required to be obtained to consummate the transactions contemplated by this Agreement.

6.04 Exclusive Dealing.

(a) Sellers and the Company shall not, and shall not authorize or permit any Affiliates (including the Company) or any of their Representatives to, directly or indirectly, (i) encourage, solicit, initiate or facilitate inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Company and Sellers do not have any Acquisition Proposal as of the date of this Agreement. Sellers shall immediately cease and cause to be terminated, and shall cause their Affiliates (including the Company and the Subsidiary) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any bona fide inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (x) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company or the Subsidiary; (y) the issuance or acquisition of shares of capital stock or other equity securities of the Company or the Subsidiary; or (z) the sale, lease, exchange or other disposition of any significant portion of the Company’s or the Subsidiary’s properties or assets.

(b) In addition to the other obligations under this Section 6.04, the Company shall promptly (and in any event within two (2) Business Days after receipt thereof by the Company or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) The Company agrees that the rights and remedies for noncompliance with this Section 6.04 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

6.05 Payoff Letters and Lien Releases. At least three Business Days prior to the anticipated Closing, Seller Representative shall deliver to Buyer a customary payoff letter or letters (collectively, the “Payoff Letters”) executed by the lenders of the Indebtedness, which letter will set forth (a) the total amount required to be paid at Closing to satisfy in full the repayment of all Indebtedness of the Company (the “Payoff Amount”), (b) the lenders’ obligation to release all liens and other security securing the Indebtedness described in clause (a) in due course and at Buyer’s expense after receiving the Payoff Amount, and (c) wire transfer instructions for paying the Payoff Amount.

6.06 Notification.

(a) From the date hereof until the earlier of the termination of this Agreement and the Closing Date, if after the date hereof Sellers or the Company become aware of any fact or condition arising after the date hereof that constitutes a breach of any representation or warranty made by the Company in Article III or Sellers in Article IV or of any covenant that would cause the conditions set forth in Section 7.01(a) or Section 7.01(b), as applicable, not to be satisfied as of the Closing Date, Sellers will promptly disclose in writing to Buyer such breach. If Sellers fail to promptly notify Buyer under this Section 6.06, (a) Buyer shall only be entitled to seek indemnification for breach of this Section 6.06 if and to Buyer is otherwise entitled to indemnification pursuant to Section 8.02, for breach of a representation and warranty or covenant and (b) a failure to comply with this Section 6.06 shall not cause the failure of any condition set forth in Section 7.01(a) or Section 7.01(b) to be satisfied unless the underlying change, event or development would independently result in the failure of a condition set forth in Section 7.01(a) or Section 7.01(b) to be satisfied.

(b) From the date hereof until the earlier of the termination of this Agreement and the Closing Date, if after the date hereof Buyer has knowledge of any fact or condition that constitutes a breach of any representation or warranty made in Article V or any covenant that would cause the conditions set forth in Section 7.02(a) or Section 7.02(b), as applicable, not to be satisfied as of the Closing Date, Buyer will promptly disclose in writing to Sellers such breach. If Buyer fails to promptly notify Sellers under this Section 6.06, a failure to comply with this Section 6.06 shall not cause the failure of any condition set forth in Section 7.02(a) or Section 7.02(b) to be satisfied unless the underlying change, event or development would independently result in the failure of a condition set forth in Section 7.02(a) or Section 7.02(b) to be satisfied.

6.07 Confidentiality. The Sellers and the Company shall, and shall cause their Affiliates to, hold, and shall use commercially reasonable efforts to cause their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning any of the Company, the Subsidiary, Buyer, this Agreement, and the transactions contemplated hereby, except to the extent that such Seller or the Company can show that such information (a) is generally available to and known by the public through no fault of such Seller or the Company, any of their Affiliates or their respective Representatives; or (b) is lawfully acquired by such Seller or the Company, any of their Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If a Seller or the Company or any of their Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, the Seller Representative shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Seller or the Company is advised by counsel is legally required to be disclosed, provided that such Seller or the Company use commercially reasonable efforts, at Buyer’s expense, to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. In the event of a breach or a threatened breach by a Seller or the Company of such restrictions, such Seller or the Company acknowledges and agrees that Buyer is entitled to specific performance and/or injunctive or other relief to enforce, or prevent any violations of, the provisions of this Section 6.07 without the requirement of posting bond, in addition to any other remedy to which Buyer may be entitled at Law or in equity.

6.08 Non-Competition and Non-Solicitation.

(a) In furtherance of the transactions contemplated by this Agreement and to more effectively protect the value and goodwill of the Business, Jeff Kiehn hereby covenants and agrees that, for a period commencing the Closing Date and ending on the second (2nd) anniversary of the Closing Date (the “Restricted Period”), Jeff Kiehn shall not, and shall cause his Affiliates not to, directly or indirectly:

(i) throughout North America, (A) sell or provide or offer any products or services that are the same or substantially similar to those sold, provided or offered by the Business (a “Competing Business”) or (B) own, acquire, or control any interest, financial or otherwise, in a Competing Business, other than ownership of 2% or less of the equity of a publicly-traded company; or

(ii)     (A) solicit or service, engage or contract with or take any action, in each case, that is intended to interfere with, impair, subvert, disrupt or alter the relationship, contractual or otherwise, between the Company or the Subsidiary and any current or prospective customer, supplier, vendor or other material business relation of the Company or the Subsidiary, (B) solicit, induce, or recruit any employees of or consultants to the Company or the Subsidiary (a “Restricted Service Provider”) to terminate their relationship with the Company or the Subsidiary (it being understood that any such Restricted Service Provider’s response to a digital or print advertisement or recruiter solicitation for employment or engagement that is general in nature and not specifically directed to any such Restricted Service Provider shall not be deemed a “solicitation”, “inducement” or “recruitment” by Jeff Kiehn or its Affiliates), (C) intentionally divert or take away the business or patronage (with respect to the Business) of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company or (D) attempt to do any of the foregoing, either for Jeff Kiehn’s own purposes or for any other third party. Nothing in this Section 6.08(a)(ii) shall prevent Jeff Kiehn from soliciting, inducing or recruiting (x) any Restricted Service Provider whose employment or engagement has been terminated by the Company, the Subsidiary or the Buyer prior to any such solicitation, inducement or recruitment or (y) any Restricted Service Provider whose employment has been terminated by the Restricted Service Provider at least three (3) months prior any such solicitation, inducement or recruitment.

(b) Jeff Kiehn has carefully considered the nature and extent of the restrictions placed upon Jeff Kiehn by this Section 6.08, and hereby acknowledges and agrees that the same are reasonable in time, scope and territory, supported by adequate consideration and necessary for the protection of the Buyer and are an essential inducement to the Buyer consummating this Agreement and the transactions contemplated hereby. Jeff Kiehn further acknowledges and agrees that any violation of these restrictions could cause immediate and irreparable injury to the Buyer and the Company for which there may be no adequate monetary damages. Jeff Kiehn recognizes and agrees that, other than as set forth in this Agreement or any Transaction Document, the restrictions herein and therein supersede and control over any prior restrictive covenants that Jeff Kiehn may have previously entered into with the Company, and also consents and agrees that the restrictions herein shall be enforceable by any successors or assigns of the Buyer and the Company, as applicable.

(c) In the event of a breach or a threatened breach by Jeff Kiehn of such restrictions, Jeff Kiehn acknowledges and agrees that either or both of the Company and the Buyer is entitled to seek specific performance and/or injunctive or other relief to enforce, or prevent any violations of, the provisions of this Section 6.08 without the requirement of posting bond, in addition to any other remedy to which the Buyer may be entitled at Law or in equity.

(d) If any court determines that any provision of this Section 6.08 is unenforceable, such court will have the power to reduce the duration or scope of such provision, as the case may be, until, in such reduced form, such provision is enforceable.

6.09 SBA Matters. To the extent the Company owes any Indebtedness to the U.S. Small Business Administration (the “SBA”) that remains unpaid as of the Closing, before and after the Closing the Sellers shall cooperate in good faith with Buyer regarding any escrow that the SBA may require in connection with the payoff of such Indebtedness.

6.10 Employee Compensation.

(a) For a period of 12 months following the Closing Date, Buyer shall cause to be provided to each individual who is an employee of the Company or of the Subsidiary as of immediately prior to the Closing (other than Jeff Kiehn and any other employee as mutually agreed in writing between Buyer and the Seller Representative) (each such employee, other than Jeff Kiehn or any such other as mutually agreed in writing between Buyer and the Seller Representative, a “Continuing Employee”) an annual base salary or wages (excluding any incentive compensation or any equity or equity-based compensation) that are substantially equivalent to the annual base salary and wages (excluding any incentive compensation or any equity or equity-based compensation), respectively, provided to such Continuing Employee immediately prior to the Closing Date.

(b) Until December 31, 2021, Buyer shall cause the Company and Subsidiary to maintain any Company benefit plans or Subsidiary benefits plans adopted and in effect as of the date of this Agreement; provided, however, that this obligation does not extend to any bonus or incentive or other plans designed or intended to pay compensation to employees. Buyer shall use commercially reasonable efforts to ensure that, commencing January 1, 2022, Continuing Employees will be eligible to participate in the benefit plans maintained by Buyer for the employees of Buyer generally.

(c) The Company and Buyer acknowledge and agree that all provisions contained in this Section 6.10 are included for their sole benefit, and that nothing contained herein, express or implied, (i) is intended to confer any third party beneficiary or other rights (including any right to continued employment for any period, to any particular term or condition of employment or to continued receipt of any specific employee benefit), or (ii) shall constitute an establishment, amendment to or any other modification of any Buyer benefit plans or other employee benefit plan, or shall limit the right of Buyer or any of its Affiliates to amend, terminate or otherwise modify any Buyer benefit plans or other employee benefit plan following the Closing Date. For avoidance of doubt, this Section 6.10 does not prevent Buyer or the Company from terminating any employees of the Company or the Subsidiary, with or without cause and with or without prior notice.

Article VII
CONDITIONS TO CLOSING

7.01 Conditions to Buyer’s Obligations. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable Law, waiver by Buyer in writing) of the following conditions as of the Closing Date:

(a) As certified in a closing certificate delivered by the Seller Representative at the Closing (the “Seller Closing Certificate”), the Fundamental Representations shall be true and correct in all material respects at and as of the date hereof and the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date) and (ii) all other representations and warranties of the Company contained in Article III of this Agreement shall be true and correct in all material respects (in the case of any representation or warrant not qualified by “materiality” or “Material Adverse Effect”) as of the date hereof and the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date);

(b) Sellers and the Company will have performed and complied with in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c) No judgment, decree or order will have been entered that prevents the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declares unlawful the transactions contemplated by this Agreement or causes such transactions to be rescinded;

(d) There will not have been a Company Material Adverse Effect since the date hereof;

(e) The Company will have delivered to Buyer a certificate of an authorized officer of the Company in his or her capacity as such, dated as of the Closing Date, stating that the conditions specified in Section 7.01(a), Section 7.01(b) and Section 7.01(d) have been satisfied;

(f) The Company will have delivered a fully executed Kiehn Employment Agreement Termination;

(g) Sellers shall have delivered each of the Required Consents; and

(h) Each Seller shall have executed and delivered any Transaction Document to which such Seller is a party.

7.02 Conditions to Sellers’ and the Company’s Obligations. The obligation of Sellers and the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or, if permitted by applicable Law, waiver by Sellers and the Company in writing) of the following conditions as of the Closing Date:

(a) the representations and warranties contained in Article V of this Agreement will be true and correct in all material respects at and as of the date hereof and the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Buyer Material Adverse Effect” set forth therein) has not had, and would not have, a Buyer Material Adverse Effect;

(b) Buyer will have performed and complied with in all material respects all the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;

(c) No judgment, decree or order will have been entered that prevents the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declares unlawful the transactions contemplated by this Agreement or causes such transactions to be rescinded;

(d) Buyer will have delivered to Sellers and the Company a certificate of an authorized officer of Buyer in his or her capacity as such, dated as of the Closing Date, stating that the preconditions specified in Section 7.02(a) and Section 7.02(b) have been satisfied; and

(e) Buyer shall have executed and delivered any Transaction Document to which Buyer is a party.

Article VIII
INDEMNIFICATION

8.01 Survival.

(a) Survival. The representations and warranties made by Sellers and the Company in this Agreement and the representations and warranties set forth in the Seller Closing Certificate shall survive Closing until the date that is 12 months following the Closing Date (the “Expiration Date”); provided, however, that if, at any time on or prior to the Expiration Date, any Buyer Indemnitee delivers to Seller Representative a written notice alleging the existence of an inaccuracy in or a breach of any of such representations and warranties and asserting a claim for recovery under Section 8.02 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the Expiration Date until such time as such claim is fully and finally resolved. Claims in respect of fraud, willful breach, or intentional misrepresentation shall survive the Closing indefinitely. All covenants of the Sellers, the Company and Buyer contained in this Agreement will survive and continue in accordance with their terms until performance (or until the applicable statute of limitations has expired, if no term for performance is specified (after giving effect to any waiver, modification, tolling or extension thereof).

(b) Buyer Representations. All representations and warranties made by Buyer in this Agreement shall terminate and expire as of the date that is 12 months following the Closing Date; provided, however, that if, at any time on or prior to the Expiration Date, any Seller Indemnitee delivers to Buyer a written notice alleging the existence of an inaccuracy in or a breach of any of such representations and warranties and asserting a claim for recovery under Section 8.02 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the Expiration Date until such time as such claim is fully and finally resolved. Claims in respect of fraud, willful breach, or intentional misrepresentation shall survive the Closing indefinitely.

8.02 Indemnification.

(a) Indemnification by Sellers and the Company. Before the Closing, the Company and Sellers (other than David Walker), jointly and severally, and from and after Closing, all Sellers (other than David Walker) jointly and severally, shall indemnify, defend, and hold harmless each of the Buyer Indemnitees from and against, and shall compensate and reimburse each of the Buyer Indemnitees for, any Damages that are directly or indirectly suffered or incurred at any time by any of the Buyer Indemnitees or to which any of the Buyer Indemnitees may otherwise directly or indirectly become subject at any time (regardless of whether or not such Damages relate to any third party claim) and that arise directly or indirectly from or as a result of, or are directly or indirectly connected with:

(i) any inaccuracy in or breach of any representation or warranty made by the Company in this Agreement as of the date of this Agreement (without giving effect to any materiality, Material Adverse Effect or similar qualifications regarding the scope or extent of Damages);

(ii)     any inaccuracy in or breach of any representation or warranty made by the Company in this Agreement or any of the Transaction Documents as if such representation or warranty was made on and as of the Closing (in each case, without giving effect to any materiality, Material Adverse Effect or similar qualifications regarding the scope or extent of Damages);

(iii)   any Pre-Closing Taxes;

(iv)    any unpaid Indebtedness of the Company or the Subsidiary or Transaction Expenses of the Company or the Subsidiary; and

(v) the items set forth on Schedule 8.02(a)(v).

(b) Indemnification by Sellers. From and after Closing, each Seller shall, severally and not jointly, indemnify, defend, and hold harmless each of the Buyer Indemnitees from and against, and shall compensate and reimburse each of the Buyer Indemnitees for, any Damages that are directly or indirectly suffered or incurred at any time by any of the Buyer Indemnitees or to which any of the Buyer Indemnitees may otherwise directly or indirectly become subject at any time (regardless of whether or not such Damages relate to any third party claim) and that arise directly or indirectly from or as a result of, or are directly or indirectly connected with:

(i) any inaccuracy in or breach of any representation or warranty made by such Seller in this Agreement as of the date of this Agreement (without giving effect to any materiality, Material Adverse Effect or similar qualifications regarding the scope or extent of Damages);

(ii)     any inaccuracy in or breach of any representation or warranty made by such Seller in this Agreement or any of the Transaction Documents as if such representation or warranty was made on and as of the Closing (in each case, without giving effect to any materiality, Material Adverse Effect or similar qualifications regarding the scope or extent of Damages); and

(iii)   any breach of any covenant or obligation of such Seller in this Agreement required to be performed prior to or after Closing.

(c) Damage to Buyer. The parties acknowledge and agree that, if the Company suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation as set forth in Section 8.02(a) or Section 8.02(b), then (without limiting any of the rights of the Company or the Company’s Subsidiary as a Buyer Indemnitee) Buyer shall also be deemed, by virtue of its ownership of the Company and the Company’s Subsidiary, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

(d) Indemnification by Buyer. Buyer shall indemnify, defend, and hold harmless each of the Seller Indemnitees from and against, and shall compensate and reimburse each of the Seller Indemnitees for, any Damages that are directly or indirectly suffered or incurred at any time by any of the Seller Indemnitees or to which any of the Seller Indemnitees may otherwise directly or indirectly become subject at any time (regardless of whether or not such Damages relate to any third party claim) and that arise directly or indirectly from or as a result of, or are directly or indirectly connected with:

(i) any inaccuracy in or breach of any representation or warranty made by Buyer in this Agreement as of the date of this Agreement (without giving effect to any materiality, Material Adverse Effect or similar qualifications regarding the scope or extent of Damages);

(ii)     any inaccuracy in or breach of any representation or warranty made by Buyer in this Agreement or any of the Transaction Documents as if such representation or warranty was made on and as of the Closing (in each case, without giving effect to any materiality, Material Adverse Effect or similar qualifications regarding the scope or extent of Damages); and

(iii)   any breach of any covenant or obligation of Buyer in this Agreement required to be performed prior to or after Closing.

The Party (including its Affiliates) making a claim under this Article VIII is referred to as the “Indemnified Party” and the Party against whom such claim is asserted under this Article VIII is referred to as the “Indemnifying Party”.

8.03 Limitations

(a) Basket. Subject to Section 8.03(b), Section 8.03(c), and Section 8.03(d), Sellers shall not be required to make any indemnification payment pursuant to Section 8.02(a)(i), Section 8.02(a)(ii), Section 8.02(b)(i), or Section 8.02(b)(ii) for any inaccuracy in or breach of any representation or warranty in this Agreement until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Buyer Indemnitees, or to which any one or more of the Buyer Indemnitees has or have otherwise directly or indirectly become subject, exceeds $50,000 in the aggregate (the “Basket Amount”). If the total amount of such Damages exceeds the Basket Amount, then the Buyer Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the amount of such Damages, including the Basket Amount.

(b) Applicability of Basket. The limitations set forth in Section 8.03(a) shall not apply: (i) in the event of fraud, intentional misrepresentation or willful misconduct (whether on the part of any Seller or the Company) or (ii) to inaccuracies in or breaches of any of the Fundamental Representations.

(c) Cap. Subject to Section 8.03(d), the maximum aggregate liability of each Seller to the Buyer Indemnitees for monetary Damages resulting from the matters referred to in Section 8.02(a)(i), Section 8.02(a)(ii), Section 8.02(b)(i), or Section 8.02(b)(ii) shall be limited to such Seller’s Pro Rata Share of 30% of the Purchase Price (the “Cap”).

(d) Applicability of Cap; Sources of Recovery.

(i) The Cap shall not apply in the case of Damages arising from fraud, willful breach, or intentional misrepresentation, in which case (A) Damages will be uncapped, and (B) Damages shall be payable at the sole option of Buyer out of the Escrow Amount, in cash, and/or recovered by offset from the amount of any issuance of Earnout Shares.

(ii) The Cap shall not apply in the case of Damages arising from a breach of any Fundamental Representations, in which case (A) Damages will be capped at each Seller’s Pro Rata Share of the Purchase Price; and (B) Damages shall be payable at the sole option of Buyer out of the Escrow Amount, in cash in an amount up to a maximum of 100% of the respective pro rata Cash Consideration received by such Seller, and/or recovered by offset from the amount of any issuance of Earnout Shares.

(iii) With respect to any claims under Section 8.02(a)(i), Section 8.02(a)(ii), Section 8.02(b)(i), or Section 8.02(b)(ii) (other than to the extent such claims arise from fraud, willful breach, or intentional misrepresentation or from a breach of any Fundamental Representations, in which case Sections 8.03(d)(i) and (ii) apply, as applicable), Buyer shall first recover any Damages from, first, the Working Capital Holdback Amount (to the extent available), second, the Escrow Amount (to the extent available), and third, after exhaustion of the Escrow Amount, Damages in excess of the Escrow Amount and up to the Cap shall be, at the sole option of Buyer, payable in cash in an amount up to a maximum of 30% of the respective pro rata Cash Consideration received by such Seller, and/or recovered by offset from the amount of any issuance of Earnout Shares.

(iv) Any amount recovered from the offset of any Earnout Shares shall be valued at the Earnout Buyer Price.

8.04 Claim Procedures. Any Buyer Indemnitee seeking indemnification hereunder shall promptly give to Seller a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, however, that a Claim Notice in respect of any Action by or against a third Person as to which indemnification will be sought shall be given promptly after the Action is commenced. The failure to give notice as provided in this Section 8.04 shall not relieve Seller of its obligations hereunder except to the extent it shall have been materially prejudiced by such failure.

8.05 Determination of Amount. After the giving of any Claim Notice pursuant to Section 8.04, the amount of indemnification to which a Buyer Indemnitee shall be entitled under this Article VIII shall be determined: (i) by the written agreement between the Buyer Indemnitee and Seller; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Buyer Indemnitee and Seller shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

8.06 Third Party Claims.

(a) Any Buyer Indemnitee seeking indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any third Person against the Buyer Indemnitee (a “Third Party Claim”) shall notify Sellers in writing, and in reasonable detail, of the Third Party Claim promptly after receipt by such Buyer Indemnitee of written notice of the Third Party Claim (including personal service of process). Thereafter, the Buyer Indemnitee shall deliver to Sellers, promptly after the Buyer Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by Buyer relating to the Third Party Claim. The failure to give notice as provided in this Section 8.06 shall not relieve Sellers of their obligations hereunder except to the extent it shall have been materially prejudiced by such failure.

(b) In the event of the initiation of any Action against the Buyer Indemnitee by a third Person for which Buyer Indemnitee is seeking indemnification provided for under this Agreement, the Indemnifying Party has the right, exercisable by written notice to the Indemnified Party within 15 days after its receipt of a Claim Notice from the Indemnified Party relating to a Third Party Claim, subject to the limitations set forth in this Section 8.06, to assume the defense of such Third Party Claim and appoint lead counsel for such defense (so long as such lead counsel is reasonably acceptable to the Indemnified Party), in each case at the Indemnifying Party’s expense. Notwithstanding the foregoing, the Indemnifying Party shall have the right to assume the defense only if (i) the Third Party Claim seeks (and continues to seek) solely monetary damages, (ii) the reasonably expected amount of Damages with respect to such Third Party Claim would not exceed the maximum indemnification obligation of the Indemnifying Party with respect to such Third Party Claim, (iii) the Indemnifying Party agrees in writing to be fully responsible for all Damages (subject to the limits in this Article VIII) relating to such Third Party Claim, (iv) the Third Party Claim does not relate to or arise in connection with any criminal or quasi criminal proceeding, allegation or investigation, and (v) such Third Party Claim does not relate to or involve a claim asserted directly by or on behalf of a Person that is a customer, supplier or employee of the Company (the conditions set forth in clauses (i) through (v) are, collectively, the “Litigation Conditions”.

(c) In the event that the Indemnifying Party assumes the defense of any Third Party Claim in accordance with the provisions of this Section 8.06:

(i) the Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim subject to the Indemnifying Party’s right to control the defense thereof; provided, however, if the named parties to the Legal Proceeding include both the Indemnifying Party and the Indemnified Party and there is a conflict of interest that would make it inappropriate under applicable standards of professional conduct to have one counsel for the Indemnifying Party and the Indemnified Party, the expense of separate counsel for such Indemnified Party shall be paid by the Indemnifying Party;

(ii) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of such Third Party Claim, if (A) the settlement does not unconditionally release the Indemnified Party and its Affiliates from all Liabilities with respect to such Third Party Claim, (B) the settlement imposes injunctive or other equitable relief against, or requires any payment by, the Indemnified Party or any of its Affiliates, (C) the settlement contains any statement as to, or an admission of fault, culpability or a failure to act by or on behalf of the Indemnified Party, or (D) the settlement may reasonably be expected to have a material adverse effect on the business of the Indemnified Party; and

(iii) if (A) any of the Litigation Conditions ceases to be met or (B) the Indemnifying Party fails to diligently defend such Third Party Claim, the Indemnified Party may assume the defense of such Third Party Claim, and the Indemnifying Party will be liable for all costs and expenses paid or incurred in connection with such defense, subject to the limits in this Article VIII.

(d) If the Indemnifying Party does not assume the defense of a Third Party Claim in accordance with this Section 8.06, the Indemnified Party may defend, and shall have the right to settle, such Third Party Claim, and, only if the Indemnifying Party is required to make any payment, with the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed).

(e) Each Party shall cooperate, and cause its Affiliates to cooperate, at the Indemnifying Party’s expense, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith, subject to attorney-client privilege.

8.07 Tax Treatment of Indemnification Claims. Buyer and Seller agree to report each indemnification payment made in respect of Damages as an adjustment to the Purchase Price for federal income Tax purposes unless the indemnified party determines in good faith that such reporting position is incorrect (it being understood that if any reporting position is later disallowed in any administrative or court proceedings, the indemnifying party shall indemnify the indemnified party for the effects of such disallowance).

8.08 Escrow Release. In accordance with the terms of the Escrow Agreement, on the date that is twelve (12) months after the date hereof, any remaining portion of the Escrow Amount that is not subject to an outstanding Claim Notice shall be released to Sellers.

8.09 Knowledge. The Buyer Indemnitees are entitled to recover any amounts with respect to any indemnification claim made pursuant to Section 10.02 or this Article VIII for such Damages notwithstanding: (i) the fact that such party or any of their respective Affiliates had knowledge of the particular misrepresentation or breach of warranty; (ii) any investigation or examination conducted with respect to, or any knowledge acquired (or capable of being acquired) about the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant, agreement, undertaking or obligation made by or on behalf of the Parties; (iii) the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, agreement, undertaking or obligation; or (iv) the execution and delivery of this Agreement or any Transaction Document.

Article IX
TERMINATION

9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Buyer, Seller Representative and the Company;

(b) by Buyer by written notice to Seller Representative and the Company, if any of the representations or warranties of any Seller or the Company set forth in Article III and Article IV will not be true and correct in any material respect, or if any Seller or the Company has failed to perform any covenant or agreement on the part of any Seller or the Company set forth in this Agreement (including an obligation to consummate the Closing) such that the conditions to the Closing set forth in either Section 7.01(a) or Section 7.01(b) would not be satisfied at or prior to the Outside Date, and the breach or breaches causing such representations or warranties not to be true and correct, or the failure to perform any covenant or agreement, as applicable, are not cured (if capable of being cured) within 30 days after written notice thereof is delivered to Seller Representative and the Company;

(c) by Seller Representative and the Company by written notice to Buyer, if any of the representations or warranties of Buyer set forth in Article V will not be true and correct in any material respect, or if Buyer has failed to perform any covenant or agreement on the part of Buyer set forth in this Agreement (including an obligation to consummate the Closing) such that the conditions to the Closing set forth in either Section 7.02(a) or Section 7.02(b) would not be satisfied at or prior to the Outside Date, and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured (if capable of being cured) within 30 days after written notice thereof is delivered to Buyer; and

(d) by Buyer or Seller Representative and the Company by written notice to Seller Representative and the Company or Buyer, as applicable, if the Closing has not occurred on or prior to 5 pm Mountain time on the date that is 60 days after the date hereof (such date, the “Outside Date”) and the Party seeking to terminate this Agreement pursuant to this Section 9.01(d) will not have breached in any material respect its obligations under this Agreement in any manner that will have proximately caused the failure to consummate the transactions contemplated by this Agreement on or prior to the Outside Date.

9.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, all obligations of the Parties hereunder (other than this Section 9.02, Section 11.01, and Article XI hereof, which will survive the termination of this Agreement) will terminate without any liability of any Party to any other Party; provided that no termination will relieve a Party from any liability arising from or relating to any willful and material breach of a representation or a covenant by such Party prior to termination.

Article X
ADDITIONAL COVENANTS

10.01 Disclosure Schedules. All Disclosure Schedules attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Disclosure Schedules will be deemed to refer to this entire Agreement, including all Disclosure Schedules. The Disclosure Schedules have been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Agreement; however, any item disclosed in any part, subpart, section or subsection of the Disclosure Schedule referenced by a particular section or subsection in this Agreement will be deemed to have been disclosed with respect to every other part, subpart, section and subsection in another Disclosure Schedule if the relevance of such disclosure to such other part, subpart, section or subsection is reasonably apparent on its face, notwithstanding the omission of an appropriate cross-reference. Any item of information, matter or document disclosed or referenced in, or attached to, the Disclosure Schedules will not (a) be used as a basis for interpreting the terms “material,” “Material Adverse Effect” or other similar terms in this Agreement or to establish a standard of materiality, (b) be deemed or interpreted to expand the scope of any Seller’s, the Company’s or Buyer’s respective representations and warranties, obligations, covenants, conditions or agreements contained herein or (c) constitute, or be deemed to constitute, an admission to any third party concerning such item or matter. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law will be construed as an admission or indication that any such breach or violation exists or has actually occurred. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

10.02  Tax Matters.

(a) Straddle Periods. Whenever it is necessary to determine the liability for Taxes of the Company for a Straddle Period, the determination of the Taxes of the Company for the portion of the Straddle Period ending on and including the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date and items of income, gain, deduction, loss or credit of the Company for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Company were closed at the close of the Closing Date; provided, however, that exemptions, allowances, deductions or Taxes that are calculated on an annual basis, such as ad valorem and other similar Taxes imposed on property (“Property Taxes”), franchise based solely on capital, and depreciation deductions, shall be apportioned between such two taxable years or periods on a daily basis. In determining whether a Property Tax is attributable to a Tax period ending on or before the Closing Date or a Straddle Tax Period (or portion thereof), any Property Tax shall be deemed a Property Tax attributable to the taxable period specified on the relevant Property Tax bill. Whenever it is necessary to determine the liability for Taxes of a United States shareholder (within the meaning of Section 951(b) of the Code) of a controlled foreign corporation (within the meaning of Section 957 of the Code) attributable to amounts included in the income of such United States shareholder under Section 951 of the Code for the taxable year or period of such controlled foreign corporation that begins on or before and ends after the Closing Date, the determination of liability for any such Taxes shall be made by assuming that the taxable year or period of the controlled foreign corporation consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other of which began at the beginning of the day following the Closing Date and relevant items of income, gain, deduction, loss or credit of the controlled foreign corporation shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the controlled foreign corporation were closed at the close of the Closing Date; provided, however, that Subpart F income (within the meaning of Section 952 of the Code) of the controlled foreign corporation shall be determined without regard to Section 952(c) of the Code.

(b) Tax Returns.

(i) Sellers shall timely file or cause to be timely filed when due, at Sellers’ own expense, (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to the Company or any Subsidiary on or prior to the Closing Date and shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. Buyer shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all other Tax Returns that are required to be filed by or with respect to the Company or any Subsidiary after the Closing Date and subject to Section 8.02(a) Buyer shall remit or cause to be remitted any Taxes due in respect of such Tax Returns.

(ii) All Tax Returns that Sellers are required to file or cause to be filed in accordance with this Section 10.02(b) shall be prepared and filed in a manner consistent with past practice and, on such Tax Returns, no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods (including positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date).

(c) Contest Provisions.

(i) Buyer shall notify Seller Representative in writing upon receipt by Buyer, any of its Affiliates or, after the Closing Date, the Company or any Subsidiary, of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments relating to any Pre-Closing Taxer Period or to any Straddle Period.

(ii) Buyer shall have the sole right to represent the Company’s interests in any Tax audit or administrative or court proceeding relating to the Company or any Subsidiary, and to employ counsel of Buyer’s choice at Sellers’ expense; provided, however, that Seller Representative shall be permitted, at Sellers’ expense, to be present at, and participate in, any such audit or proceeding.

(iii) Nothing herein shall be construed to impose on Buyer any obligation to defend the Company or any Subsidiary in any Tax audit or administrative or court proceeding. Any proceeding may be settled or compromised in the discretion of Buyer, and any such settlement or compromise shall not affect any Buyer Indemnitee’s right to indemnification under this Agreement.

(d) Assistance and Cooperation. After the Closing Date, each of Seller Representative and Buyer shall (and shall cause their respective Affiliates to):

(i) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in Section 13.02 (relating to sales, transfer and similar Taxes);

(ii) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 10.02(b), and in connection therewith, provide the other party with any necessary powers of attorney;

(iii) cooperate fully in preparing for and defending any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company or any Subsidiary;

(iv) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Company or any Subsidiary; and

(v) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any Taxes or Tax Returns of the Company or any Subsidiary; provided, that Buyer shall only be obligated to furnish copies of such correspondence to Seller Representative to the extent such audit or information request relates to Taxes for which Sellers may be liable under the terms of this Agreement.

(e) Termination of Tax Allocation Arrangements. Any Tax Sharing Arrangement entered into by the Company or any Subsidiary shall be terminated as to the Company or the Subsidiary on or prior to the Closing, and after the Closing the Company and each Subsidiary shall not have any liability thereunder.

(f) Survival of Obligations. Notwithstanding anything to the contrary in this Agreement, the obligations of the parties set forth in this Section 10.02 shall survive until sixty (60) days after the expiration of all applicable statutes of limitation (taking into account extensions thereof).

Article XI
DEFINITIONS

11.01  Definitions. For purposes hereof, the following terms when used herein will have the respective meanings set forth below:

“Accredited Investor Questionnaire” means the accredited investor questionnaire in substantially the form attached hereto as Exhibit C.

“Affiliate” of any particular Person means any other Person controlling, controlled by, or under common control with, such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Audited Financials” means the audited consolidated balance sheets of the Company and the Subsidiary on a consolidated basis of December 31, 2020 and the related consolidated statements of operations and comprehensive income (loss), stockholder’s equity and cash flows for the years ended December 31, 2020.

“Business Day” means a day that is neither a Saturday or a Sunday nor any other day on which banking institutions in Denver, Colorado are authorized or obligated by Law to close.

“Buyer Indemnitees” means the following Persons: (a) Buyer; (b) Buyer’s current and future Affiliates; (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a),” “(b)” and “(c)” above; provided, however, that the Company shall not be deemed to be a “Buyer Indemnitee.”

“Buyer Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or would have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

“Buyer Price” means $3.36 per share of Buyer Common Stock, which price, following the Closing, shall be appropriately adjusted to proportionately reflect any split, combination, stock dividend or other stock distribution of the Buyer Common Stock.

“Buyer’s Knowledge” or any similar phrase, with respect to Buyer, means the actual knowledge of the executive officers of the Buyer.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (as the same may be amended or modified).

“Cash and Cash Equivalents” means the cash and cash equivalents (including marketable securities and short-term investments, but excluding any required deposits or outstanding checks) of the Company.

“Closing Consideration” means the Purchase Price, as adjusted in accordance with Section 2.05(a).

“Closing Working Capital” means: (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of immediately preceding Closing (without giving effect to the transactions contemplated hereby) in accordance with GAAP based on the methodology and procedures used in preparation of the calculation of the Target Working Capital as reasonably agreed by the Parties.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Employee Benefit Plan” means each “employee benefit plan” within the meaning of Section 3 of ERISA and all other retirement, welfare, equity and equity-based, severance, retention, employment, individual consulting, change-of-control, bonus, incentive, deferred compensation, pension, employee loan, fringe benefit, and other benefit or compensation plan, agreement, program, practice, arrangement, or policy, whether written or unwritten, sponsored, maintained, contributed to, or required to be contributed to, by the Company for the benefit of any current or former officer, employee, director, consultant, other service provider, or beneficiary or dependent thereof, of the Company, to which the Company is a party or for which the Company has or could reasonably be expected to have any Liability.

“Company Group” means any group of entities filing Tax Returns on a combined, consolidated, unitary or similar basis that, at any time on or before the Closing Date, includes or has included the Company or any direct or indirect predecessor of the Company.

“Company Privacy Policy” means each external or internal privacy policy, as of the date hereof, of the Company or any of its Subsidiaries, including any policy relating to: (a) the privacy of individuals in connection with any Company website or any product or service of the Company; (b) the collection, storage, disclosure, transfer or other processing of any Personal Data; and (c) any employee information.

“Company Product” means the Company’s Microsoft based ERP solution specifically tailored to the Cannabis industry which is marketed under the name 365 Cannabis.

“Contract” means any agreement, contract, arrangement, lease, loan agreement, security agreement, license, indenture or other similar instrument or obligation to which the party in question is a party.

“COVID Related Deferrals” means any Tax liabilities or other amounts or liabilities of or with respect to a Company Party for or allocable to any Pre-Closing Tax Period, the payment of which is deferred, on or prior to the Closing Date, to a Post-Closing Tax Period pursuant to the CARES Act or any other Law or executive order or Presidential Memorandum (including the Presidential Memorandum described in IRS Notice 2020-65) related to COVID-19.

“Current Assets” means accounts receivable, inventory and prepaid expenses, but excluding (i) Cash and Cash Equivalents, (ii) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing, and (iii) receivables from any of the Company’s Affiliates, directors, managers, employees, officers or any of their respective Affiliates or Representatives, calculated on a basis consistent with GAAP, and to the extent consistent with GAAP using the accounting methods, practices, principles, policies and procedures that were used in the preparation of the Company Financial Statements for the most recent fiscal year end as if such accounts were being prepared as of a fiscal year end.

“Current Liabilities” shall include accounts payable, accrued Taxes and accrued expenses, but excluding (i) payables to any of the Company’s Affiliates, managers, employees or officers to the extent such balances are captured in Indebtedness, and (ii) any Indebtedness of the Company, calculated on a basis consistent with GAAP, and to the extent consistent with GAAP using the accounting methods, practices, principles, policies and procedures that were used in the preparation of the Company Financial Statements for the most recent fiscal year end as if such accounts were being prepared as of a fiscal year end.

“Damages” means any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature.

“Data Breach” means the unauthorized access, use, disclosure, acquisition, or modification of Personal Data or any other data security incident requiring notification to impacted persons or regulators under applicable Privacy Requirements.

“Data Protection Laws” means any and all applicable data protection and privacy laws in force from time to time in those parts of the world in which the Company is established, operates or processes Personal Data or in which the Company has customers or end-users (either directly or via a third party), including the provisions of the following that set forth privacy or data security requirements that apply to Personal Data: the Federal Trade Commission Act, 15 U.S.C. § 45; the CAN-SPAM Act of 2003, 15 U.S.C. §§ 7701 et seq.; the Telephone Consumer Protection Act, 47 U.S.C. § 227; California Online Privacy Protection Act, Cal. Bus. & Prof. Code § 22575, et seq.; the California Consumer Privacy Act, the Canadian Anti-Spam Legislation, all applicable Canadian privacy laws and regulations including The Personal Information Protection and Electronic Documents Act and any provincial legislation; all applicable laws governing the privacy or security of health or medical information, including biometric information, including the Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Economic and Clinical Health Act (“HITECH”), and HITECH implementing regulations, including the Standards for Privacy of Individually Identifiable Health Information, codified at 45 C.F.R. Parts 160 and 164, Subparts A and E, the Security Standards for the Protection of Electronic Protected Health Information, codified at 45 C.F.R. Parts 160 and 164, Subpart A and C, Notification in the Case of Breach of Unsecured Protected Health Information, codified at 45 C.F.R. Parts 160 and 164, Subpart D, and the Standards for Electronic Transactions and Code Sets, codified at 45 C.F.R. Parts 160 and 162; laws governing notification to consumers, employees or other individuals and regulatory authorities following Data Breaches, including Cal. Civ. Code § 1798.82, N.Y. Gen. Bus. Law § 899-aa, and Mass. Gen. Law 93H; federal, state, and local laws governing data security, including Massachusetts Gen. Law Ch. 93H, 201 C.M.R. 17.00, and Nev. Rev. Stat. 603A; Cal Civ. Code § 1798.83; local, state, and federal, and privacy, data protection, information security, or related laws relating to the collection, processing, storage, disclosure, disposal, or other handling of Personal Data; international laws, including but not limited to the European Union’s Directive on Privacy and Electronic Communications (2002/58/EC), General Data Protection Regulation (2016/679), as implemented by countries in the European Economic Area and the UK.

“Earnout Period” means the twelve (12) calendar months commencing the first calendar month after the calendar month in which the Closing occurs.

“Earnout Shares” means the number of shares (rounded to the nearest whole share) of Buyer Common Stock with an aggregate value of up to $8,000,000 based on the Earnout Buyer Price.

“Encumbrance” means any lease, pledge, option, easement, deed of trust, right of way, encroachment, conditional sales agreement, security interest, mortgage, adverse claim, encumbrance, covenant, condition, restriction of record, title defect, charge or restriction of any kind (except for restrictions on transfer under the Securities Act and applicable state securities laws), including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, whether voluntarily incurred or arising by operation of Law, and includes any agreement to give any of the foregoing in the future.

“Environmental Claim” means any claim, action, Legal Proceeding, cause of action, investigation or written notice by any Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the actual or alleged presence, Release or threatened Release of any Hazardous Materials at any location, whether or not owned or operated by the Company, or (b) any actual or alleged violation of any Environmental Law.

“Environmental Laws” means all federal, state, local and foreign Legal Requirements (including common law) or Orders of any Governmental Entity relating to pollution or protection of human health and safety or the environment, including all those relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, Release, threatened Release, control, or cleanup of any Hazardous Materials.

“Environmental Permit” means any permit, license, authorization, registration, exemption, exception, certification or other governmental consent required by or from a Governmental Entity under Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes the Company.

“Escrow Agent” means Continental Stock Transfer & Trust Company or another escrow agent as reasonably agreed by the Parties.

“Escrow Agreement” means the escrow agreement between Buyer, Seller and the Escrow Agent, in substantially the form as reasonably agreed by and among the Parties.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Revenue” means the sum of all Recurring Revenue generated from each Existing Akerna Customer during the Earnout Period, unless such Existing Akerna Customer purchases the Company Product and such purchase generates more Recurring Revenue during the Earnout Period than the product of (a) the Recurring Revenue that such Existing Akerna Customer’s previous purchases generated in the month prior to the month in which the Company Product was first purchased by such customer, multiplied by (b) the number of months during the Earnout Period that the Company Product is purchased by such customer (the “Existing Revenue”), in which case (1) the Existing Revenue will be considered Excluded Revenue and (2) the incremental Recurring Revenue attributable to such Company Product purchase will not be considered Excluded Revenue.

“Existing Akerna Customers” means any customer of Buyer or any Buyer Subsidiary who is a customer of Buyer or any Buyer Subsidiary on or prior to the Closing Date.

“Former Real Property” means all real property formerly owned, leased or operated by the Company.

“Fundamental Representations” means the representations and warranties of the Company and Seller set forth in Section 3.01 (Organization and Good Standing; No Subsidiaries), Section 3.02(a) (Due Authorization), Section 3.03 (No Conflicts; Required Filings and Consents), Section 3.04 (Title to Shares; Capitalization), Section 3.05(c) (Indebtedness), Section 3.08 (Tax Matters), Section 3.20 (No Brokers), Section 3.21(a) (Title to Assets), Section 4.01 (Title to Company Shares), Section 4.02 (Organization and Good Standing), Section 4.03(a) (Due Authorization), Section 4.04 (No Conflicts; Required Filings and Consents) and Section 4.07 (No Brokers).

“GAAP” means the United States generally accepted accounting principles, at the time in effect, applied consistently with the Company’s historical practices.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Governmental Entity” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Hazardous Materials” means (i) any chemical, constituent, material, pollutant, contaminant, substance or waste that is regulated by any Governmental Entity or for which liability or standards of care are imposed under any Environmental Law; (ii) petroleum or petroleum products; and (iii) radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, and infectious or medical wastes.

“Indebtedness” means, as of any time of determination, without duplication, the aggregate consolidated indebtedness of the Company, including, without duplication, (i) any obligations under any indebtedness for borrowed money, (ii) any obligations evidenced by any note, bond, debenture or other debt security, (iii) any payment obligations in respect of banker’s acceptances or letters of credit or any other commitment by which a Person assures a financial institution against loss, (iv) any off-balance sheet financing, including synthetic leases and project financing, (v) all obligations under leases that have been, in accordance with GAAP, recorded as capital leases, (vi) any obligations with respect to interest rate swaps, collars, caps and similar hedging obligations (including any applicable breakage costs), (vii) in respect of “earn-out” obligations and all other obligations for the deferred and unpaid purchase price of property or services (other than trade payables and accrued expenses incurred in the ordinary course of business), (viii) any obligations referred to in the foregoing clauses (i) through (vii) of any Person which are either guaranteed or secured by any Encumbrance upon the Company or any of its assets or properties (ix) any income Taxes payable by the Company accrued prior to or on the Closing Date, (x) all Taxes related to all adjustments pursuant to Section 481 of the Code (or any analogous or similar provision of Law) that will not previously have been included in income, (xi) all COVID Related Deferrals, and (xii) accrued and unpaid or declared and unpaid interest of any such foregoing obligation and all premiums, penalties, charges, fees, expenses and other amounts that are or would be due (including with respect to early termination) in connection with the payment and satisfaction in full of such obligations. Notwithstanding the foregoing, “Indebtedness” does not include any intercompany obligations exclusively between or among the Company.

“Information Technology Systems” means all communications systems and computer systems used by the Company, including all hardware, software and websites (but excluding networks generally available to the public).

“Intellectual Property” means all intellectual property, regardless of form, including: (i) patents and patent applications, design patents or registrations, design applications, inventions and discoveries, including articles of manufacture, business methods, compositions of matter, improvements, machines, methods, and processes and new uses for any of the preceding items (“Patent Rights”); (ii) published and unpublished works of authorship, including audiovisual works, collective works, computer programs, Software, compilations, databases, derivative works, literary works, mask works, and sound recordings; (iii) words, names, symbols, devices, designs, and other designations, and combinations of the preceding items, used to identify or distinguish a business, good, group, product, or service or to indicate a form of certification, including logos, product designs, and product features (“Trademarks”); and (iv) confidential and proprietary information, and know-how, including confidential processes, algorithms, data, Software, schematics, databases, formulae, drawings, prototypes, models, designs, know-how, concepts, methods, devices, technology, research and development results and records, inventions, compositions, reports, data, mailing lists, business plans, and customer lists, in each case, to the extent protectable under applicable Law as a trade secret (“Trade Secrets”).

“Key Employees” means Jeff Kiehn, Michael Kiehn, Mark Fulcher, Brian Cissell, and Nick Makin.

“Knowledge”, including the phrase “to the Knowledge of the Company”, means (i) the actual knowledge of any of the Sellers or Key Employees or (ii) the knowledge that any of the Sellers or Key Employees would have after reasonable inquiry of the employees of the Company who are responsible for the matter in question. In the case of the phrase “to the Knowledge of such Seller”, “Knowledge” means (i) the actual knowledge of such Seller or (ii) the knowledge that such Seller would have after reasonable inquiry.

“Law” means any foreign, federal, state or local statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or order enacted, adopted, issued, promulgated or enforced by any Governmental Entity.

“Legal Proceeding” means any claim, action, audit, hearing, investigation, litigation, suit, arbitration or proceeding (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

“Legal Requirement” means all applicable Laws, statutes, rules, regulations, codes, ordinances, agency guidance, Permits, bylaws, variances, judgments, injunctions, orders, conditions and licenses of a Governmental Entity having jurisdiction over the assets or the properties of any Party or the Company or the Subsidiary and the operations thereof.

“Listed Employee Compensation Increases” means any compensation increases, whether in the form of increases to annual salaries, retention bonuses, one-time bonus payments, or any other change in compensation or perquisites, for any of the employees or consultants of the Company or the Subsidiary listed on Exhibit D, to the extent that, (a) at any time between the signing of this Agreement and the Closing, the Company or the Subsidiary commit to pay any such increases; and (b) such increases are paid or payable at (or in connection with) the Closing or after the Closing; provided, however, that to the extent the Company or the Subsidiary commits to pay any such compensation out of or in connection with the Earnout Payment, such compensation (i) will not be included in the calculation of Listed Employee Compensation Increases under Section 2.05(a)(viii) and (ii) will reduce the Earnout Payment payable to the Sellers on a dollar-for-dollar basis.

“Lock-Up Agreement” means the Lock-Up Agreement between Buyer and each Seller, in substantially the form attached hereto as Exhibit E.

“Material Adverse Effect” means any event, change, occurrence, fact, development or effect that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Company, taken as a whole, other than any event, change, occurrence, fact, development or effect arising out of, attributable to or resulting from (i) general business or economic changes or developments in any of the industries in which the Company operate, (ii) changes in regional, national or international political conditions (including any outbreak or escalation of hostilities, any acts of war or terrorism or any other national or international calamity, crisis or emergency) or in general economic, business, regulatory, political or market conditions or in national or international financial markets, (iii) natural disasters or calamities, (iv) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof, or (v) any medical epidemics or outbreaks, any emergency declaration or recommendation by any federal, state or local government or authority as a result of any threatened or actual pandemic or health care or other emergency, or any other event that requires the closure of any of the Company’s offices in order to protect the health, safety or welfare of the Company’s employees as a result of an epidemic, pandemic or other health care or other emergency; provided, that in the case of each of the clauses (i) through (v) set forth above, only to the extent that any such event, change, occurrence, fact, development or effect has not had, and would not reasonably be expected to have, individually or in the aggregate, a disproportionate effect on the Company relative to other companies in the Company’ industry).

“Month-End Working Capital” means, as of the last business day in each of the five calendar months ending before the month in which the Closing Date occurs, the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of the close of business on such day (without giving effect to the transactions contemplated hereby) in accordance with GAAP based on the methodology and procedures used in preparation of the calculation of the Month-End Working Capital as reasonably agreed by the Parties.

“Nasdaq” means The NASDAQ Global Market.

“Open Source Software” means Software or other materials that are distributed as “free software” (as defined by the Free Software Foundation), “open source software” (meaning software distributed under any license approved by the Open Source Initiative as set forth at www.opensource.org) or under a similar licensing or distribution model.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Entity.

“Ordinary Course of Business” means, with respect to any Person, actions that are consistent in all material respects with the past practices of such Person, taken in the ordinary course of the normal day-to-day operations of such Person.

“Permitted Liens” means (a) statutory liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and for which appropriate reserves have been established in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business for amounts that are not delinquent, unless being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established; and (c) zoning, entitlement, building and other land use regulations or ordinances imposed by Governmental Entities having jurisdiction over the Leased Real Property Leases that are not violated by the use and operation as of the date hereof or the proposed use of the Leased Real Property Leases.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity or any department, agency or political subdivision thereof.

“Personal Data” means a natural person’s name, street address or specific geolocation information, date of birth, telephone number, e mail address, online contact information, photograph, biometric data, social security number, driver’s license number, passport number, tax identification number, any government-issued identification number, financial account number, credit card number, any information that would permit access to a financial account, a user name and password that would permit access to an online account, any persistent identifier such as customer number held in a cookie, an Internet Protocol address, a processor or device serial number, or a unique device identifier, any data that, if it were subject to a Data Breach, would require notification under Data Protection Laws, or any other piece of information that allows the identification of a natural person.

“Pre-Closing Taxes” means, without duplication, (a) all Taxes (or nonpayment thereof) of or imposed on or with respect to the Company or any Subsidiary for any Pre-Closing Tax Period (as determined, in the case of a portion of a Straddle Period based on Section 10.02(a)); (b) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any Subsidiary (or any predecessor thereof) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, provincial, municipal, local or non-U.S. Law; (c) any liability for Taxes of any Person (other than the Company or a Subsidiary) with respect to a Pre-Closing Tax Period for which the Company or any Subsidiary is liable as a result of a contractual obligation to indemnify any Person entered into prior to the Closing; (d) any and all Taxes of any Person (other than the Company or any Subsidiary) imposed on a Company Party as a transferee or successor, or pursuant to any Law or otherwise, which Taxes relate to an event or transaction occurring on or before the Closing Date; (e) all COVID Related Deferrals; and (f) Taxes imposed on a Buyer or any Affiliate of Buyer (including, after the Closing Date, the Company or any Subsidiary) as a result of such Person being a United States shareholder (within the meaning of Section 951(b) of the Code) of the Company or any Subsidiary, to the extent such amounts are attributable to Subpart F income of the Company or any Subsidiary (within the meaning of Section 952(a) of the Code) arising in (or that, but for the limitation under 952(c) of the Code, would have arisen in) a taxable year of the Company ending on or prior to the Closing Date or, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date; provided, however, that Pre-Closing Taxes shall not include any Taxes that are taken into account as current Tax liabilities in the Closing Working Capital, Indebtedness, or Transaction Expenses, in each case as finally determined.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such taxable period ending on and including the Closing Date.

“Pro Rata Share” means, with respect to each Seller, such Seller’s proportionate ownership percentage of the Company Shares immediately prior to the Closing, as set forth on Exhibit F hereto.

“Real Property Leases” means all leases, subleases, licenses, concessions and other Contracts applicable to the Leased Real Property, and any ancillary documents pertaining thereto, including, for example, amendments, modifications, supplements, exhibits, schedules, addenda and restatements thereto and thereof.

“Recurring Revenue” means the Company’s recurring revenue as provided in the specific line items on the Company’s profit & loss statement, such line items as specifically identified on Exhibit G.

“Registration Rights Agreement” means the Registration Rights Agreement between Buyer and each Seller, in substantially the form attached hereto as Exhibit H.

“Regulatory Approvals” means any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity.

“Related Party” means: (a) any (i) shareholder of Seller or any Affiliate of any such shareholder; (b) any employee, officer, director, stockholder, partner or member of any Person listed in clause (a) of this definition; (c) any spouse, sibling or descendant (including natural or adoptive descendants) of any individual listed in clauses (a) or (b) of this definition; and (d) any Affiliate of one or more of the Persons listed in clauses (a), (b) and (c) of this definition.

“Release” means any release, spill, emission, discharge, leak, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Representatives” means the officers, directors, managers, employees, attorneys, accountants, advisors, representatives, consultants and agents of a Person.

“Revenue” means, for the applicable calculation period, the net revenue of the Company, calculated in accordance with GAAP as consistently applied by Buyer.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Indemnitees” means the following Persons: (a) each Seller and the Seller Representative; (b) each Seller’s current and future Affiliates; (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a),” “(b)” and “(c)” above; provided, however, that the Company shall not be deemed to be a “Seller Indemnitee” from and after the Closing.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Standard Inbound IP Agreements” means (i) non-disclosure agreements granting to the Company a limited right to use a third party’s confidential information entered into by the Company in the ordinary course of its business, consistent with past practice, (ii) “shrink wrap” and similar generally available commercial end-user licenses to software that is not redistributed with the Company products (“Off-the Shelf Software”), (iii) employment agreements pursuant to which the Company obtains rights to Intellectual Property created in the scope of such employment for the Company, and (iv) agreements granting the Company a right to use the third party Trademarks in connection with the Group Company’s marketing or advertising of Company products or such third party’s products.

“Standard Outbound IP Agreements” means (i) non-disclosure agreements granting to a third party a limited right to use the Company’s confidential information entered into by the Company in the ordinary course of its business, consistent with past practice, and (ii) agreements granting a third party a right to use the Company’s Trademarks in connection with such third party’s marketing or advertising of Company products.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, limited liability company, association or other business entity of which a majority of the partnership, limited liability company or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other business entity or is or controls the managing member or general partner or similar position of such partnership, limited liability company, association or other business entity.

“Target Working Capital” means the range of $50,000 less than, and $50,000 more than, the average of the Company’s Month-End Working Capital for each of the five full calendar months ending before the month in which the Closing Date occurs.

“Tax” or “Taxes” means: (i) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding on amounts paid to or by any Person, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, environmental, escheat or unclaimed property or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity and (ii) any liability for the payment of amounts determined by reference to amounts described in clause (i) as a result of being or having been a member of any group of corporations that files, will file, or has filed Tax Returns on a combined, consolidated, unitary or similar basis, as a result of any obligation under any agreement or arrangement (including any Tax Sharing Arrangement), as a result of being a transferee or successor, or by contract or otherwise.

“Tax Returns” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Tax Sharing Arrangement” means any written or unwritten agreement or arrangement providing for the allocation or payment of Tax liabilities or for Tax benefits.

“Transaction Documents” means, collectively, this Agreement, the Funds Flow Memo, the Escrow Agreement, the Lock-Up Agreement, the Registration Rights Agreement, and all of the certificates, instruments and agreements required to be delivered by any of the Parties at the Closing.

“Transaction Expenses” means, with respect to each Seller and the Company, all of its costs and expenses incident to the negotiation and preparation of this Agreement and the other Documents and the performance and compliance with all agreements and conditions contained herein to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants, due diligence expenses, advisory and consulting fees, the fees and expenses charged by a lender pursuant to the Payoff Letters, any severance payments, transaction bonuses, change in control payments and any other similar payments triggered as a result thereof (including the employer’s share of any payroll Taxes related thereto) and other costs and expenses associated with any of the foregoing.

“Triggering Change of Control” means a change in ownership or control of Buyer effected through any of the following transactions:

(i) any consolidation or merger of Buyer with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of Buyer immediately prior to such consolidation, merger or reorganization, continue to hold at least a majority of the voting power of the surviving entity in substantially the same proportions (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization;

(ii)     any transaction or series of related transactions to which Buyer is a party in which in excess of 50% of Buyer’s voting power is transferred; or

(iii)   a sale, lease, exclusive license or other disposition of all or substantially all of the assets of Buyer; provided, however, that a Triggering Change of Control does not include (x) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by Buyer or any successor or indebtedness of Buyer is cancelled or converted or a combination thereof or (y) a change in ownership or control of Buyer effected through any consideration or merger effected exclusively to change the domicile of Buyer. A public offering of Buyer’s securities will not be deemed a “Change of Control.”

“Viridian” means Viridian Sciences, Inc., a wholly-owned Subsidiary of Buyer.

“Viridian Product” means Viridian’s SAP-based ERP solution specifically tailored to the cannabis industry which is marketed under the name “Viridian”.

“Working Capital Holdback Amount” means an amount equal to (a) the highest Month-End Working Capital of the five Month-End Working Capital figures calculated for Target Working Capital less (b) the lowest Month-End Working Capital of the five Month-End Working Capital figures calculated for Target Working Capital; provided, however, that in no event will the Working Capital Holdback Amount be less than $50,000.

11.02  Other Definitional Provisions.

(a) Accounting Terms. Accounting terms that are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b) Successor Laws. Any reference to any particular Code section or Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

Article XII
SELLER REPRESENTATIVE

12.01  Appointment and Powers. Each Seller hereby designates and appoints Jeff Kiehn as the exclusive agent, representative and attorney-in-fact of the Sellers in connection with this Agreement (the “Seller Representative”), with full power and authority, including power of substitution, acting in the name of and for and on behalf of each Seller to:

(a) give and receive notices and communications that are required to be given, or that may be given, pursuant to this Agreement (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by any Seller individually);

(b) enforce the obligations, covenants and agreements of the Buyer under this Agreement;

(c) resolve any disputes with the Buyer with respect to the determination of the final amount of the Closing Consideration and/or Earnout Payment pursuant to this Agreement;

(d) resolve any other disputes with the Buyer over any aspect of this Agreement, including participating in negotiation, mediation or litigation with respect to such disputes and complying with any Orders issued in connection therewith;

(e) negotiate, agree to and enter into any agreement (including settlements and releases, and amendments to this Agreement) on behalf of the Sellers to effectuate any of the foregoing, which agreements shall have the effect of binding each Seller as if such Seller had personally entered into such agreements;

(f) take any and all actions and make any and all decisions required or permitted to be taken by the Seller Representative pursuant to any provision of this Agreement; and

(g) do all other things and take all other actions under or related to this Agreement that the Seller Representative may consider necessary or appropriate in the judgment of the Seller Representative to accomplish the foregoing and to otherwise effectuate the transactions contemplated by this Agreement.

12.02  Compensation. The Seller Representative shall not be entitled to receive any salary, fee or other compensation for the performance of his services as the Seller Representative pursuant to this Agreement; provided, however, that this Section 12.02 shall not limit the Seller Representative’s rights to (a) receive his Pro Rata Share of the Purchase Price pursuant to this Agreement, or (b) be indemnified by the Sellers as provided in Section 12.03(c).

12.03  Limitations of Liability; Indemnification.

(a) Reliance. The Seller Representative may rely on, and shall be protected in relying on, any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Seller Representative shall not be liable for other parties’ forgeries, fraud or false representations. The Seller Representative shall be authorized to engage, and to rely upon the advice and opinions of, legal counsel, accountants or other administrative or professional advisors as the Seller Representative may deem advisable to carry out his duties under this Agreement. Any act done or omitted to be done by the Seller Representative in accordance with the advice of legal counsel, accountants or other administrative or professional advisors shall be conclusive evidence of good faith.

(b) Limitation of Liability. The Seller Representative shall not be liable for, and each Seller hereby forever waives and releases the Seller Representative from any Loss that such Seller may sustain as a result of, any act done or omitted to be done as the Seller Representative in good faith and without gross negligence or willful misconduct. In no event shall the Seller Representative be responsible in any manner for any failure or inability of any other Person (including the Buyer) to honor any of the provisions of this Agreement. No bond shall be required of the Seller Representative.

(c) Indemnification. Each Seller shall severally (and not jointly and severally) indemnify and hold harmless (including by reimbursement for Damages) the Seller Representative from and against any and all expenses incurred by the Seller Representative in connection with his performance as Seller Representative under this Agreement, with each Seller to bear his or her Pro Rata Share of such obligation. If any Seller does not pay or reimburse its share of such expenses within thirty (30) days after demand therefor by the Seller Representative, the Seller Representative shall be authorized to direct that the amount of such unsatisfied expenses be paid to the Seller Representative from any subsequent payment of Purchase Price pursuant to this Agreement.

12.04  Successors. If the appointed Seller Representative shall at any time be unable to fulfill the duties and responsibilities of the Seller Representative hereunder (whether due to death, disability or otherwise), the Sellers (or their respective personal representatives, if applicable) entitled to receive a majority of the Closing Consideration may appoint a successor Seller Representative by giving notice thereof to the Buyer. Any successor to the previously appointed Seller Representative shall succeed the previously appointed Seller Representative as the Seller Representative hereunder, and all references to the Seller Representative in this Agreement with respect to all periods thereafter shall be deemed to refer to such successor from and after the appointment thereof. If for any reason there is no Seller Representative at any time, all references herein to the Seller Representative shall be deemed to refer to the Sellers (or their respective personal representatives, if applicable) entitled to receive a majority of the Closing Consideration.

12.05  Reliance. The Buyer shall be entitled to rely on the decisions and actions of the Seller Representative as described in this Article XII. The Buyer shall be entitled to deal exclusively with the Seller Representative on all matters relating to this Agreement and shall be entitled to rely conclusively without further evidence of any kind whatsoever on any document executed or purported to be executed on behalf of any Seller by the Seller Representative, and on any other action taken or purported to be taken on behalf of any Seller by the Seller Representative as being fully binding upon such Person. Notices or communications to or from the Seller Representative shall constitute notice to or from each of the Sellers. Any decision or action by the Seller Representative hereunder shall constitute a decision or action of all Sellers and shall be final, binding and conclusive upon each such Person. No Seller shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Article XII, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or Sellers, or by operation of Law, whether by death or other event.

Article XIII
MISCELLANEOUS

13.01  Press Releases and Public Announcements. No Party will issue any press release or make any similar public announcement relating to the subject matter of this Agreement without the prior written approval of Buyer and Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law or the rules of a securities exchange upon which a Party’s securities are traded (in which case the disclosing Party will use its commercially reasonable efforts to advise the other Parties in writing prior to making the disclosure).

13.02  Transfer Taxes. All transfer Taxes, recording fees and other similar Taxes that are imposed on any of the Parties hereto by any Governmental Entity incurred in connection with the consummation of the transactions contemplated by this Agreement, shall be paid by Sellers or the Company as a Transaction Expense.

13.03  Expenses. Each party shall pay its own fees and expenses arising in connection with this Agreement, including, but not limited to, attorneys’ fees, accountants’ fees, and fees of investment bankers, brokers lenders or other representatives and consultants.

13.04  Notices. Unless otherwise provided herein, all notices, requests, demands, claims, consents, approvals and other communications hereunder will be in writing. Any notice, request, demand, claim, consent, approval or other communication hereunder will be deemed duly given (a) when delivered personally to the recipient, (b) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (c) three Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

Notices to Buyer:

Akerna Corp.

1500 Larimer Street, #246

Denver, Colorado 80202

Attn: John Fowle

Email: john.fowle@akerna.com

with a copy to (which will not constitute notice):

Dorsey & Whitney LLP

Attention: David Mangum

1400 Wewatta Street, Suite 400

Denver, Colorado 80202

mangum.david@dorsey.com

Notices to Sellers:

Jeff Kiehn

3025 Belcastro Street

Las Vegas, Nevada 89117

with a copy to (which will not constitute notice):

Carl Kleidman, Esq.

70 Forest St, Suite 11C

Stamford, CT 06901

Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

13.05  Succession and Assignment. This Agreement will inure to the benefit of, and be binding upon, the successors and assigns of the Parties. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assignable by Buyer or Seller; provided, however, that Buyer may assign its rights under this Agreement in whole or in part and/or charge the benefit of this Agreement to an Affiliate of the Buyer, provided that in the event such assignee or chargee is ceases to be an Affiliate of the Buyer, such assignee or chargee shall prior to such cessation reassign the assigned or charged rights or benefits to an Affiliate of Buyer. Notwithstanding the foregoing, no assignment by Buyer shall limit Buyer’s obligations regarding (i) the issuance of any Stock Consideration or Earnout Shares or (ii) Buyer’s performance of its covenants or indemnification obligations to the Sellers hereunder.

13.06  Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

13.07  References. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the Parties, and will not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days (excluding Business Days) or months will be deemed references to calendar days or months. All references to “$” will be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” “Disclosure Schedule” or “Schedule” will be deemed to refer to a section of this Agreement, an exhibit to this Agreement or a schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” or any variation thereof means “including, without limitation” and will not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

13.08  Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

13.09  Amendment and Waiver. Any provision of this Agreement or the Disclosure Schedules hereto may be amended or waived only in a writing signed (a) in the case of any amendment, by Buyer, the Company, and the Seller Representative and (b) in the case of a waiver, by the Party or Parties waiving rights hereunder. No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default.

13.10  Entire Agreement. This Agreement and the Transaction Documents constitute the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof. The exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof as if set forth in full herein. This Agreement expressly terminates the letter of intent between the Buyer and the Company dated May 3, 2021, as amended.

13.11  Parties in Interest. Other than with respect to indemnification matters, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

13.12  Dispute Resolution. Any dispute, claim or controversy arising out of or relating to this Agreement, or the Transaction Documents, or the breach termination, enforcement or validity thereof, including the determination of the scope and applicability of this agreement to arbitrate shall be determined by arbitration in Denver, Colorado. The arbitration shall be administered by the American Arbitration Association (“AAA”) pursuant to its applicable Commercial Arbitration Rules. The parties shall agree on a single arbitrator experienced in commercial transactions, provided that if the parties fail to agree on an arbitrator within ten (10) days following the commencement of the dispute, one arbitrator shall be appointed under the AAA Commercial Arbitration Rules applicable to the proceeding. The arbitrator shall state in writing the reasons for his or her award and the legal and factual conclusions underlying the award. The award of the arbitrator shall be final, and judgment upon the award may be entered in any state or federal court located in Colorado. The costs of such arbitration proceeding shall be borne by the party that does not prevail in the arbitration, or if a determination of the prevailing party is not made by the arbitrator, such costs shall be borne equally by the parties to such arbitration. The parties agree that all of the negotiations and arbitration proceedings relating to such disputes and all testimony, transcripts and other documents relating to such arbitration shall be treated as confidential and will not be disclosed or otherwise divulged to any other person except as necessary in connection with such negotiations and arbitration proceedings. Notwithstanding anything to the contrary in this Section, the parties shall have the right to seek temporary, preliminary and permanent equitable relief including injunctive relief and specific performance, to prevent any breach or threatened breach of this Agreement in accordance with the AAA Commercial Arbitration Rules.

13.13  Delivery by Facsimile or Email. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or scanned pages via electronic mail, will be treated in all manner and respect as an original contract and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

13.14  Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which will constitute one agreement. Execution and delivery of this Agreement by exchange of electronically transmitted counterparts bearing the signature of a Party will be equally as effective as delivery of a manually executed counterpart of such Party.

13.15  Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto will be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

13.16  Jurisdiction. Any Legal Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby will be brought and determined exclusively in the Delaware Court of Chancery of the State of Delaware; provided that if the Delaware Court of Chancery does not have jurisdiction, any such Legal Proceeding will be brought exclusively in the United States District Court for the District of Delaware or any other court of the State of Delaware, and each of the Parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Legal Proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Legal Proceeding in any such court or that any such Legal Proceeding that is brought in any such court has been brought in an inconvenient forum. Process in any such Legal Proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 13.04 will be deemed effective service of process on such Party.

13.17  Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

13.18  Specific Performance. Each Party agrees that irreparable damage would occur and that the Parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, in addition to any other remedies available under this Agreement, the Parties agree that, prior to the termination of this Agreement, each Party will be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent the other Party’s breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including the Party’s obligation to consummate the transactions contemplated by this Agreement if required to do so hereunder). Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (i) any defenses in any Legal Proceeding for an injunction, specific performance or other equitable relief, including the defense that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity and (ii) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

* * * * *

IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement on the day and year first above written.

BUYER

Akerna Corp.

By:
Name:	Jessica Billingsley
Title:	CEO

SELLERS

Matthew Dredge

Ian Humphries

Jeff Kiehn

David Walker

Quartermain Investment Holdings Ltd

By:
Name:	Aziza Moraby
Title:

By:
Name:	Nyaradzo Chitsike
Title

[Signature Page to Stock Purchase Agreement]

THE COMPANY

The Nav People, Inc.

By:
Name and Title: Jeff Kiehn, CEO

Seller Representative:

Jeff Kiehn

[Signature Page to Stock Purchase Agreement]